UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Sunoco, Inc.

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Sunoco, Inc. 1818 Market Street Suite 1500 Philadelphia, PA 19103

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 3, 2012, Sunoco, Inc. will hold its 2012 Annual Meeting of Shareholders at the Woodlands Resort and Conference Center, 2301 North Millbend Drive, The Woodlands, TX 77380. The meeting will begin at 9:30 a.m. Central Time. Only shareholders who owned stock at the close of business on February 15, 2012 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Ratification of the appointment of our independent registered public accounting firm for the fiscal year 2012;

3.	An advisory vote to approve named executive officer compensation;

4.	A shareholder proposal regarding equity awards, if such proposal is properly presented at the meeting; and

5.	Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote FOR proposals 1, 2 and 3, and AGAINST proposal 4, above, all of which are further described in this proxy statement. This proxy statement also outlines certain corporate governance practices at Sunoco, discusses our compensation philosophy and practices, and describes the Audit Committee’s recommendation to the Board regarding our 2011 financial statements. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is March 16, 2012, and the attached proxy statement, together with the 2011 Annual Report on Form 10-K, will be made available to our shareholders on that same date. At that time we will also begin mailing paper copies of our proxy materials to shareholders who requested them. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

STACY L. FOX

SENIOR VICE PRESIDENT,

GENERAL COUNSEL AND CORPORATE SECRETARY

MARCH 16, 2012

Important notice regarding availability of proxy materials

for Sunoco’s 2012 Annual Meeting of Shareholders

to be held on May 3, 2012.

The proxy statement and 2011 Annual Report on

Form 10-K are also available for viewing at

http://www.edocumentview.com/SUN

SUNOCO, INC.

SUNOCO, INC. 2012

PROXY STATEMENT PROPOSALS ON WHICH YOU MAY VOTE

Item 1. Election	of Directors

Process for Identifying and Evaluating Nominees for Director.

The Board annually recommends the slate of director nominees for election by the shareholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified individuals to stand for election, regardless of whether the current directors, a search firm or shareholders recommend the potential nominee. The Governance Committee has the authority to independently engage the services of a third-party search firm or other consultant to assist in identifying and screening potential director nominees. The full Board reviews and has final approval of all potential director nominees being recommended to the shareholders for election to the Board.

The Board and the Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members: (1) The Board seeks qualified individuals who, taken together, represent the required diversity of skills, backgrounds and experience for the Board taken as a whole; (2) A director should have the required expertise and experience, should have a proven record of professional success and leadership and should be able to offer advice and guidance to the CEO; (3) A director should possess the highest personal and professional ethics, integrity and values; must be inquisitive and objective and have the ability to exercise practical and sound business judgment; (4) A director should have the ability to work effectively with others; (5) Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity (it should be noted that of the nine director nominees standing for election, two are female and two are persons of color); (6) Except for the Chairman and CEO, all directors should be independent, as outlined in Sunoco’s Categorical Standards of Independence; and (7) A director retires from the Board at the annual meeting following his or her 72 birthday, unless—in limited and special circumstances—an exception is approved by the independent directors of the Board.

The Board and the Governance Committee annually review the inventory of skill sets currently represented by the membership of Sunoco’s Board and the individual Board Committees, as well as those skill sets that are desired in potential new directors. The process includes the consideration of Sunoco’s strategic direction, as well as knowledge and skill gaps that could be created by anticipated director retirements. This analysis assists the Committee and the Board in focusing on the skill sets that are integral to achieving strategic enterprise goals.

Director Qualifications.

Sunoco’s Board has identified the following skill sets that are most important to the successful implementation of Sunoco’s long-range strategic plan: retail marketing/convenience retailing/brand management experience; logistics/pipeline/distribution experience; financial literacy/accounting knowledge and experience; investment banking/capital markets experience; strategic planning/business development/managerial experience; general operational experience; human resources management/compensation experience; other public board experience; and government and public relations and regulatory matters experience. Information about each director nominee’s specific experience, qualifications and skills can be found in the biographical information below.

There are nine nominees for election this year all of whom are nominated for election by the Board of Directors. Detailed information on each nominee is provided on pages 4 to 12, together with a discussion of each nominee’s specific experience, qualifications and attributes or skills that led our Board to conclude that such person should serve as a director of Sunoco. In addition, the Board considered certain other factors as disclosed under “Governance Matters” in the section “Certain Relationships,” on page 23 All directors are elected annually, and serve a one-year term until the next Annual Meeting. For the vote requirements, see Question 10 on page 73 of this proxy statement. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director nominee will be counted for the substituted nominee. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

IRENE C. BRITT	Director since 2011
Age 49

Ms. Britt is Senior Vice President and Chief Strategy Officer at Campbell Soup Company (manufacturer/marketer of high quality foods), a position she has held since October 2010. She joined Campbell Soup in 2005 and has served as President of Campbell’s North America Foodservice division from December 2008 until September 2010 and was Vice President and General Manager of their sauces and beverages division from December 2005 until November 2008. Previously, Ms. Britt held various executive-level positions at Kraft Foods, Inc./Nabisco (marketer of global snacks) and Kimberly-Clark (marketer of personal care products). While at Kraft Foods/Nabisco, she was Senior Vice President and General Manager, Post Cereals Division (2005); Senior Vice President and General Manager, Salted Snacks Division (2004—2005); Vice President, Snacks Division (2001—2003); Vice President and Business Leader, Canada Biscuit and Snacks (2000—2001) and Vice President, Integrated Marketing and Strategy (1999—2000).

Ms. Britt, by virtue of her current senior-level positions at Campbell Soup and her previous senior-level positions at Kraft and Kimberly-Clark, possesses strategic planning, business development and managerial experience, as well as retail marketing and brand management experience. Additionally, Ms. Britt, by virtue of her current position, possesses financial literacy and general operations experience.

Ms. Britt is a member of Sunoco’s Audit and Corporate Responsibility Committees.

Nominees for the Board of Directors

CHRIS C. CASCIATO	Director since 2010
Age 53

Mr. Casciato has been a Managing Director of Lightyear Capital LLC since January 2008. Lightyear Capital LLC is a private equity investment firm providing buyout and growth capital to companies in the financial services industry. Previously Mr. Casciato worked for Goldman Sachs & Co., a global investment banking firm. Mr. Casciato was Partner and Head of Brokerage and Special Finance Business from January 2005 until December 2007. He also held the positions of Partner and Chief Operating Officer of the Global Investment Banking Division (2001—2004); Partner and Group Head, Latin America Investment Banking (1999—2000); Managing Director and Chief Operating Officer of Goldman Sachs India (1997—1998); Vice President & Chief Operating Officer, Real Estate Department (1992—1996); and Vice President, Energy and Power Group (1989—1991). Mr. Casciato is also a director of the following Lightyear Capital LLC portfolio companies: Cascade Bancorp and its subsidiary, Bank of the Cascades; Clarion Partners; Community & Southern Holdings, Inc. and its subsidiary, Community & Southern Bank; and The First National Bank of the Gulf Coast.

Mr. Casciato, as managing director of a private equity investment firm and having worked for over 18 years at Goldman Sachs, has extensive investment banking, capital markets and strategic planning experience, as well as senior-level finance, business development and management experience. Mr. Casciato, by virtue of his other public board experience, has government and regulatory matters experience and has extensive international experience having worked in various senior-level positions in various Goldman Sachs international offices.

Mr. Casciato is a member and the Chair of Sunoco’s Audit Committee and is a member of the Compensation and Executive Committees. The Board has determined that Mr. Casciato qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Nominees for the Board of Directors

WILLIAM H. EASTER, III	Director since 2011
Age 62

Mr. Easter is currently a private investor. He is the retired Chairman, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services LLC), a position he held from January 2004 until December 2008. Previously, Mr. Easter was Vice President, State Government Affairs at ConocoPhillips (an integrated oil company) from August 2002 until January 2004 and was Conoco’s General Manager, Gulf Coast Refining, Marketing and Transportation from January 1998 until July 2002. Previously, Mr. Easter served as Managing Director and CEO of Conoco Jet Nordic in Stockholm from 1992 until 1998. He joined Conoco in 1971. Mr. Easter is also a director of Concho Resources, Inc. (an independent oil and natural gas company), and Sunoco Partners LLC, the general partner of Sunoco’s publicly traded Sunoco Logistics Partners L.P. subsidiary. Mr. Easter was a director of DCP Midstream GP, LLC from November 2005 until January 2008.

As the former Chairman, President and Chief Executive Officer of DCP Midstream, LLC, and by virtue of his 30-year career at ConocoPhillips, Mr. Easter possesses logistics, pipeline, commercial and operational experience, as well as strategic planning, business development, and managerial experience. Additionally, by virtue of his senior-level executive experience and education, Mr. Easter possesses financial literacy.

Mr. Easter is a member of Sunoco’s Audit and Governance Committees. The Board has determined that Mr. Easter qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Nominees for the Board of Directors

GARY W. EDWARDS	Director since 2008
Age 70

Mr. Edwards has been a consultant in the energy field since December 2001. He was Senior Executive Vice President, Corporate Strategy & Development, of Conoco, Inc. (an integrated oil company that merged with Phillips Petroleum Company in 2002) from November 1999 until his retirement in December 2001. He was Executive Vice President, Refining, Marketing, Supply & Transportation of Conoco from September 1991 until November 1999. From September 1991 to October 1998, Mr. Edwards was also a Senior Vice President of E. I. duPont de Nemours and Company (a chemical company that was Conoco’s former parent company). Mr. Edwards is also a director of Entergy Corporation (integrated energy company engaged primarily in electric power production and retail distribution operations) and Sunoco Partners LLC, the general partner of Sunoco’s publicly traded Sunoco Logistics Partners L.P. subsidiary, where he was also a director from May 2002 until May 2008.

Mr. Edwards, having worked for over 37 years at Conoco, is an experienced senior-level oil company executive, with general operations, manufacturing, marketing, international and brand management experience. While at Conoco, Mr. Edwards had responsibility for domestic, as well as worldwide, refining, marketing and supply and transportation operations, including logistics/pipeline and distribution experience. Mr. Edwards, as a senior-level executive at Conoco, gained senior management-level strategic planning, business development and managerial experience. Mr. Edwards possesses financial expertise (as defined by the applicable rules of the Securities and Exchange Commission) based upon his high-level executive experience and his education. He also has investment banking, capital markets and government and regulatory matters experience by virtue of his previous responsibilities at Conoco and DuPont. Mr. Edwards has human resources/management and compensation experience, having been a member of the compensation committees of various boards.

Mr. Edwards is a member and the Chair of Sunoco’s Corporate Responsibility Committee and is a member of the Audit and Executive Committees. The Board has determined that Mr. Edwards qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Nominees for the Board of Directors

URSULA O. FAIRBAIRN	Director since 2001
Age 69

Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), from December 1996 until her retirement in March 2005. She is also a director of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business) and VF Corporation (global company in branded lifestyle apparel).

Ms. Fairbairn was a director of Centex Corporation (general building contracts and residential pest-control companies) from July 2005 until August 2009 when it merged with Pulte Homes. Ms. Fairbairn was also a director of Circuit City Stores, Inc. (a consumer electronics retailer) from June 2005 until June 2008.

Ms. Fairbairn, having worked for over 15 years as a senior-management level executive in the human resources and compensation areas at both American Express and Union Pacific Corporation, and for 18 years at IBM (where she managed a 10,000-person sales force), possesses human resources management/compensation experience. By virtue of her current and prior experience on outside boards, Ms. Fairbairn possesses retail marketing and brand management experience, as well as general operations experience. Ms. Fairbairn is financially literate and has previously served as the chair of a public company audit committee. Ms. Fairbairn also possesses strategic planning, managerial, and general marketing experience.

Ms. Fairbairn is a member of Sunoco’s Governance and Corporate Responsibility Committees.

Nominees for the Board of Directors

JOHN P. JONES, III	Director since 2006
Age 61

Mr. Jones is the retired Chairman, Chief Executive Officer and President of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business). Mr. Jones served as Chairman from October 2007 until April 2008; as Chairman and Chief Executive Officer from September 2006 until October 2007; and as Chairman, President, and Chief Executive Officer from December 2000 through September 2006. Mr. Jones is also a director of Automatic Data Processing, Inc. (a provider of business outsourcing solutions).

Mr. Jones was a director of Air Products and Chemicals, Inc. from 1998 until his retirement in 2008.

Mr. Jones, having worked for over 36 years at Air Products and Chemicals, Inc. in various positions, including CEO, possesses senior management-level strategic planning, business development and managerial experience, as well as general operations, manufacturing and international experience. Additionally, Mr. Jones, by virtue of his executive-level positions at Air Products, possesses financial literacy. Mr. Jones also possesses health, environment and safety experience by virtue of his oversight experience at Air Products. While CEO and President of Air Products, Mr. Jones acquired information technology expertise, as he had oversight responsibility of enterprise-wide IT, and oversaw the development and implementation of a major business unit IT re-engineering effort.

Mr. Jones is a member and the Chair of Sunoco’s Governance Committee and is Sunoco’s Presiding Director. He is also a member of the Compensation and Executive Committees.

Nominees for the Board of Directors

JAMES G. KAISER	Director since 1993
Age 69

Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1997. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Mr. Kaiser is also a director of MeadWestvaco Corporation (a packaging solutions provider).

Mr. Kaiser, having worked for over 30 years at Corning in various positions, including general manager of a large operating division with worldwide businesses, and as CEO of a subsidiary and independent joint venture, possesses senior management-level strategic planning, business development, managerial and general operations experience, as well as human resources management/compensation experience. Through his years at Corning, Mr. Kaiser also developed a familiarity with health, environment and safety risks of manufacturing companies. At Corning and as a director on various public company boards, and as an owner of an automotive retailing business, Mr. Kaiser possesses retail marketing and brand management experience. Mr. Kaiser, by virtue of his having managed an environmental testing company, and membership on HES-related board committees and his current and previous business experience, possesses government and regulatory matters experience, and by virtue of his responsibilities at Corning’s Technical Products Division and Latin America/Asia Pacific Export Group has international experience. Additionally, Mr. Kaiser is financially literate.

Mr. Kaiser is a member of Sunoco’s Corporate Responsibility and Governance Committees.

Nominees for the Board of Directors

Brian P. MacDonald	Director since 2012
Age 46

Mr. MacDonald is President and Chief Executive Officer and a director of Sunoco, Inc., positions to which he was elected effective March 1, 2012. Mr. MacDonald was Senior Vice President and Chief Financial Officer of Sunoco, Inc. from August 2009 until March 2012 and was Vice President and Chief Financial Officer of Sunoco Partners LLC, a subsidiary of Sunoco, Inc., and the general partner of Sunoco Logistics L.P., from March 2010 until March 2012. He was elected as a director of Sunoco Partners LLC in September 2009. Previously, Mr. MacDonald was Chief Financial Officer of the Commercial Business Unit of Dell, Inc. from December 2008 until July 2009; Corporate Vice President and Treasurer of Dell, Inc. from December 2002 until January 2009; and was Chairman of Dell Financial Services from 2004 until 2008. Additionally, Mr. MacDonald held financial management positions for over 13 years at General Motors Corporation.

Mr. MacDonald was a director (December 2010 until January 2012) of SunCoke Energy, Inc., a subsidiary of Sunoco, Inc. until its distribution to Sunoco shareholders in January 2012.

As Senior Vice President and Chief Financial Officer, and by virtue of his 25-year career in high-level corporate finance positions, Mr. MacDonald possesses financial expertise, as well as investment banking and capital markets experience. As an experienced senior-level oil company executive, Mr. MacDonald also possesses strategic planning, business development, and managerial experience.

Nominees for the Board of Directors

JOHN K. WULFF	Director since 2004
Age 63

Mr. Wulff is the former Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he held from December 2003 until Ashland’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the private-sector organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a global manufacturer of chemicals and plastics). Mr. Wulff is also a director of Celanese Corporation (a global integrated producer of chemicals and advanced materials), Chemtura Corporation (a global supplier and marketer of specialty chemicals) and Moody’s Corporation (a credit ratings, research and risk analysis provider).

Mr. Wulff was a director of Fannie Mae (a government-sponsored enterprise providing mortgages) from December 2004 until September 2008 and was a director of Hercules Incorporated from July 2003 until November 2008, when it was acquired by Ashland.

Mr. Wulff, formerly Chairman of Hercules Incorporated and formerly a CFO at Union Carbide Corporation, has senior-level strategic planning, business development and managerial experience. Mr. Wulff has investment banking and capital markets experience; human resources management and compensation experience; and health, environment and safety experience. Mr. Wulff also possesses international experience by virtue of his former position at Union Carbide, a company with international operations, as well as his membership on the boards of Chemtura Corporation, Moody’s Corporation and Celanese Corporation, each of which has substantial international operations. Mr. Wulff possesses financial expertise (as defined by the applicable rules of the Securities and Exchange Commission) by virtue of his experience and education.

Mr. Wulff is a member and the Chair of Sunoco’s Compensation Committee. He is also a member of the Executive Committee.

Item 2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2012

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2012 subject to your ratification. Ernst & Young has served as our independent registered public accounting firm since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2011 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2011 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 31% ownership interest, and related fees were pre-approved by the Audit Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2011 and 2010 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2011 ($)	2010 ($)

Audit Fees[1]	7,172,053	5,183,674
Audit-Related Fees[2]	1,998,335	1,113,169
Tax Fees[3]	659,695	1,111,933
All Other Fees	—	—
Total	9,830,533	7,408,776

NOTES	TO TABLE:

[1]

Audit fees for 2011 and 2010 include fees related to the annual audit of Sunoco’s, Sunoco Logistics Partners L.P.’s and SunCoke Energy, Inc.’s consolidated financial statements and reviews of their financial statements included in quarterly reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2011 and 2010 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates (including the SunCoke Energy, Inc. financial statements included in the Form S-1 registration statement filed in connection with the initial public offering of SunCoke Energy, Inc. common stock) and employee benefit plans, and agreed upon procedures reports.

[3]	Tax fees for 2011 and 2010 include fees related to tax planning services primarily related to the separation of Sunoco’s coke business and preparation and review of certain subsidiary tax returns.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent registered public accounting firm for the fiscal year 2011.

Approval of Audit and Non-Audit Services by the Sunoco, Inc. Audit Committee.    Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services. In addition, the Audit Committee provides pre-approval of certain other audit and audit-related services. This process provides the necessary flexibility to enable the Company to consult with the independent registered public accounting firm on routine audit and audit-related matters or to enable the independent registered public accounting firm to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring and non-recurring, tax planning and routine tax compliance services, provided that either the Audit Committee, or its Chair, has reviewed and believes such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. If circumstances arise during the year that require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approvals, the Audit Committee specifically reviews and pre-approves the services and estimated fees before the independent registered public accounting firm provides such services.

The Company will engage its independent registered public accounting firm for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the independent registered public accounting firm.

Financial Counseling/Tax Services Policy.    Sunoco prohibits any executive of the Company from utilizing, engaging, retaining or hiring the independent registered public accounting firm that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

Policy regarding the hiring of current or former employees of the independent public accounting firm.    Sunoco has adopted a policy which provides limitations on the hiring of any current or former employee of Sunoco’s independent public accounting firm who has served as a member of Sunoco’s audit, review or attestation engagement team.

Item 3. Advisory	Vote to Approve Named Executive Officer Compensation

We are seeking advisory shareholder approval of the compensation of Sunoco’s Named Executive Officers, or NEOs, as disclosed in the section entitled “Executive Compensation” beginning on page 28 of this proxy statement. Shareholders are being asked to vote on the following advisory resolution, which is commonly known as a “say-on-pay” proposal:

RESOLVED, that the shareholders of Sunoco, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative discussion, in this proxy statement.

This proposal gives our shareholders an opportunity to express their views on the overall compensation of the Company’s NEOs.

Sunoco’s executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to the Company’s success, and to align their interests with the interests of our shareholders. The 2011 compensation program emphasized performance-based compensation that promoted the achievement of specific short- and long-term and strategic goals which were aligned with the Company’s business strategy and rewarded performance when those goals were met. We believe that the metrics selected for the performance goals were aligned with driving long-term shareholder value. Providing stock incentives and requiring the executives to hold significant amounts of stock through our executive stock ownership guidelines also aligned our executive compensation program with shareholder value.

We urge you to read the Compensation, Discussion and Analysis section of this proxy statement beginning on page 29, which discusses in detail Sunoco’s executive compensation program, including our compensation philosophy and its alignment with the Company’s business strategy, and the Company’s compensation policies and procedures, as well as review the compensation tables and associated notes and narratives.

Although this vote is advisory and not binding on the Company, the Board of Directors and the Compensation Committee will review the voting results in connection with their on-going review and evaluation of Sunoco’s compensation program. See Question 10 on page 73 for the vote on this item.

At our 2011 Annual Meeting of Shareholders, our shareholders voted in favor (approximately 85% of votes cast) of holding annual advisory votes, such as this vote, on executive compensation. Our Board of Directors subsequently adopted the vote of the shareholders and determined it would propose annual executive compensation advisory votes. Therefore, the next advisory vote on executive compensation will occur at the 2013 Annual Meeting of Shareholders.

Your Board of Directors recommends a vote FOR advisory approval of the resolution set forth above approving our executive compensation.

Item 4. Shareholder	Proposal

Cornish F. Hitchcock, Esq., on behalf of the Amalgamated Bank’s LongView Large Cap 500 Index Fund, (the “LongView Fund”), located at 275 Seventh Avenue, New York, NY 10001, has notified Sunoco that the LongView Fund intends to present the resolution set forth below at the Annual Meeting for action by the shareholders. The LongView Fund’s supporting statement for the resolution, and the Sunoco Board of Directors’ statement in opposition, are set forth below. As of November 15, 2011, the LongView Fund beneficially owned 21,612 shares of Sunoco’s common stock. Sunoco accepts no responsibility for the LongView Fund’s resolution or supporting statement, which are set forth below exactly as they were submitted to Sunoco. Proxies solicited on behalf of the Board of Directors will be voted AGAINST the proposal unless shareholders specify a contrary choice in their proxies.

Proposal From LongView Fund

RESOLVED: The shareholders hereby ask the board of directors of Sunoco, Inc. (the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any future equity award to a senior executive, provided that any unvested award may vest on a pro rata basis as of the day of termination; to the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall not affect any legal obligations that may exist at the time of adoption of the requested policy.

Supporting Statement from LongView Fund

Under various executive compensation plans, the Company’s senior executives may receive “golden parachute” awards under certain circumstances after a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to align the interests of senior executives with the interests of shareholders. We also believe that severance payments may be appropriate in some circumstances following a change in control.

We are concerned, however, that Sunoco’s current practices may permit accelerated vesting of unearned equity awards after a change of control at levels that have nothing to do with performance. This proposal was offered at last year’s meeting and was supported by 45% of the votes cast. We are resubmitting this proposal because we believe that the issue still warrants action.

Last year’s proxy summarizes Sunoco’s exposure if unvested equity awards were to vest following a change in control. Terminations of the five most senior executives in such a situation could have resulted in the acceleration of $30 million in options and non-vested common stock units, using the stock values of December 31, 2010—approximately one-half of the total payout to senior executives in a change-in-control situation. Apart from accelerated vesting, Sunoco would also have been liable for $8.2 million in “gross-up” payments relating to excise taxes on excess parachute payments.

Moreover, Sunoco’s definition of a change in control is somewhat expansive and can occur with only a 20% ownership change.

We believe that it is important to retain the link between senior executive pay and Company performance, and one way to achieve that goal is to prevent possible windfalls that an executive has not earned. We therefore propose that Sunoco limit acceleration of equity awards following a change in control and allow equity awards to vest only on a pro rata basis at the time of an involuntary termination; to the extent that any such awards are performance-based, the performance goals must have been met prior to the effective date that an award is triggered.

The approach that we recommend is not unique, as Occidental Petroleum, ExxonMobil and Chevron have similar policies.

We urge you to vote FOR this proposal.

Sunoco Board of Directors’ Statement in Opposition

This shareholder submitted substantially the same proposal in connection with our 2011 Annual Meeting of Shareholders. At that time, the Board of Directors opposed the proposal, and our shareholders did not approve it. The Board of Directors continues to believe that this proposal from LongView Fund is contrary to the best interests of the Company, its shareholders and its employees and unanimously recommends that shareholders once again vote AGAINST this proposal, because it believes that:

(1)	the proposal would place Sunoco at a significant competitive disadvantage in attracting and retaining the key executives that it needs to be successful and to execute the Company’s current strategy;

(2)	the proposal would promote potential conflicts of interest and mis-alignments between our executive compensation practices and the interests of our shareholders, by denying executives the opportunity to realize value from their equity incentive awards and participate with shareholders in the value created by a change in control event;

(3)	the proposal is not workable in a change in control event in which Sunoco’s common stock ceases to be publicly traded, because the Company’s equity incentive compensation metrics cannot be measured after such an event, thus making it impracticable to determine how to prorate the vesting; and

(4)	effective January 1, 2012, all new equity awards of Sunoco will be subject to “double trigger” accelerated vesting upon a change in control event (as opposed to “single trigger” vesting), which brings Sunoco’s equity awards in line with an increasing number of public companies that employ double-trigger change-of-control provisions for their executives.

Sunoco’s Compensation Committee is comprised entirely of non-employee, independent directors, who strive to develop compensation policies to link pay for performance and motivate executives to achieve the Company’s strategic goals and create value for the shareholders. It is imperative that Sunoco provide competitive compensation to recruit and retain talented key executives. One of the essential purposes of providing executives with equity-based awards is to align their interests with those of shareholders. Sunoco’s long-term incentive plan provides for accelerated vesting of equity awards upon a change in control event because Sunoco believes this structure properly incentivizes its leadership team to maximize shareholder value.

Far from providing an unearned windfall, accelerated vesting allows the executive management team to avoid potential conflicts of interest that otherwise could arise in the event of a potential change in control. Instead of being distracted by personal self-interest, executives who are assured of the vesting of their outstanding incentive equity awards can be more objective when making the strategic decisions needed to maximize value for our shareholders. Also, the risk of job loss in connection with a change in control event is higher for executive officers and the time necessary to secure appropriate new employment may be longer (as compared to a non-executive employee). Arrangements providing for accelerated vesting of equity awards upon a change in control event ensures that the executives, who are implementing strategic actions in the best interest of the shareholders, are not at the same time penalized with a loss of their incentive compensation.

Sunoco is committed to ensuring alignment between its executive compensation practices and shareholders’ interests. Following the receipt of this same proposal last year, we engaged in an extensive dialogue with several of our largest investors. As a result of those conversations, the Compensation Committee, upon management’s recommendation, took steps to further align executive compensation with the interests of our shareholders. Effective January 1, 2012, all new equity awards will be subject to “double trigger” accelerated vesting upon a change in control event. Consequently, new equity awards will not be subject to accelerated vesting upon a change of control event, unless there is also an adverse change in the executive’s employment. By instituting double-trigger vesting for future equity awards, Sunoco joins an increasing number of public companies that employ double-trigger change-of-control provisions for their executives.

For the past three years, Sunoco has been undergoing a strategic transition, and is working to implement a new business strategy. It is critical for Sunoco to maintain compensation programs that are competitive with its peers in order to retain the current management team so that the new strategy can be successfully implemented. The Board of Directors and the Compensation Committee believe that it is particularly important for the Company to have a full complement of compensation elements in place to cover both the normal course of business and strategic changes that it may face.

The shareholder proposal is fundamentally flawed because it provides no guidance as to how the proposal should be implemented. The proponent states that to the extent that any of the equity awards are performance-based, the performance goals must have been met prior to the effective date of the change in control. This approach is not workable if a change in control event were to occur, and the Company were no longer to exist as a separate public company or have its stock publicly traded. In this circumstance, one could not say whether or not performance goals have been met because, after such a change in control event, it would not be feasible to measure either total shareholder return, or return on capital employed, which are the plan metrics used in Sunoco’s performance-based common stock units. The Board of Directors of Sunoco believes that double-trigger vesting is a much more workable solution than the proponent’s proposal because double-trigger vesting both aligns Sunoco’s compensation and benefits with shareholders’ interests and keeps such compensation and benefits competitive. If accelerated vesting were not present, or if the unworkable pro-rated vesting of equity awards as proposed by the proponent were implemented, Sunoco’s executives may not have the opportunity to realize any value from their outstanding equity incentive awards and, as a consequence, actually may be dis-incentivized from executing a strategic change that creates value for shareholders.

The proponent states that its proposal is not “unique.” To support this contention, it names only three out of the many thousands of publicly traded companies. The proponent claims that Occidental Petroleum, Chevron and ExxonMobil Corporation all have adopted policies similar to the one in the proposal. In fact, ExxonMobil does not even provide for acceleration of vesting of equity awards (much less the pro-rated vesting urged by the proposal), presumably because ExxonMobil is so large that it is unlikely ever to undergo a change in control.

Furthermore, ExxonMobil, Occidental and Chevron are very different from Sunoco. They are all very large international oil and gas exploration and production companies. Sunoco is not as large, and we conduct no international (or domestic) exploration or production activities. Policies and practices appropriate for those companies may not be appropriate for Sunoco. It is critical for Sunoco to maintain a compensation and benefits program that is competitive with its peer group companies (identified in the CD&A) which are similar both in size and operations to Sunoco, and with which we compete for talent. Our peer group companies also are used to measure relative performance for the performance-based CSUs. We have reviewed the policies and practices of our various peer group companies and, based upon that review, we believe that such companies, which are the companies most like us, use accelerated vesting of equity incentive awards in a change in control context as an effective means of retaining executive leadership and aligning the interests of executives with shareholders. Our Board of Directors and Compensation Committee believe that, if Sunoco were to adopt this proposal, we would be put at a distinct competitive disadvantage.

In summary, the Board of Directors unanimously recommends that shareholders vote AGAINST this proposal because it believes that:

(1)	the proposal would place Sunoco at a significant competitive disadvantage in attracting and retaining the key executives that it needs to be successful and to execute the Company’s current strategy;

(2)	the proposal would promote potential conflicts of interest and mis-alignments between our executive compensation practices and the interests of our shareholders, by denying executives the opportunity to realize value from their equity incentive awards and participate with shareholders in the value created by a change in control event;

(3)	the proposal is not workable in a change in control event in which Sunoco’s common stock ceases to be publicly traded, because the Company’s equity incentive compensation metrics cannot be measured after such an event, thus making it impracticable to determine how to prorate the vesting; and

(4)	effective January 1, 2012, all new equity awards of Sunoco will be subject to “double trigger” accelerated vesting upon a change in control event (as opposed to “single trigger” vesting), which brings Sunoco’s equity awards in line with an increasing number of public companies that employ double-trigger change-of-control provisions for their executives.

The Board of Directors believes this proposal is contrary to the best interests of Sunoco and its shareholders, and unanimously recommends a vote AGAINST the proposal in this Item 4 of the Proxy Statement.

GOVERNANCE OF THE COMPANY

Governance Matters

Board Structure

Sunoco’s Board of Directors is elected annually by the shareholders to provide oversight so that the long-term interests of the shareholders are served. Sunoco’s business is conducted by its employees under the direction of the Chief Executive Officer, or CEO, and the oversight of the Board. The Board of Directors currently consists of ten members: Irene C. Britt, Chris C. Casciato, William H. Easter, III, Gary W. Edwards, Lynn L. Elsenhans (Chairman until May 3, 2012), Ursula O. Fairbairn, John P. Jones, III, James G. Kaiser, Brian P. MacDonald (since March 1, 2012), and John K. Wulff. During 2011, Ms. Elsenhans was Chair of the Executive Committee. At the time of the Annual Meeting, the Board of Directors will consist of nine members. For biographical information about the directors nominated to continue to serve as directors, please see pages 4 through 12.

Board Leadership Structure

Sunoco’s Board of Directors elected Brian P. MacDonald as President and CEO, and as a director, effective March 1, 2012. Lynn L. Elsenhans will remain Chairman of the Board until the Annual Meeting of Shareholders on May 3, 2012, at which time Mr. MacDonald will become Chairman. Sunoco’s Board has also designated a Presiding Director, John P. Jones, III, who has served in this role since 2009. The Board is of the view that Mr. Jones is particularly well-suited to fulfill the role of Presiding Director since he had served as Chairman and CEO at Air Products and Chemicals. Having successfully fulfilled the combined role at Air Products for six years, Mr. Jones is very familiar with the perspectives and responsibilities of the combined role and the relationship of that combined role to the Presiding Director and the full Board. Sunoco’s Presiding Director is responsible for:

•	presiding over the executive sessions of the independent directors and providing feedback and direction from such sessions to the Chairman and CEO;

•	serving as a “sounding board” and providing counsel to the Chairman and CEO on various strategic and other issues;

•	providing input on Board meeting agendas;

•	advising the Chairman and CEO as to the quantity, quality and timeliness of information and materials provided to the Board;

•	leading the Board and Committee self-evaluation process and the individual director evaluation process and providing feedback; and

•	leading the independent directors in the annual CEO evaluation and providing feedback to the CEO.

Sunoco’s Board is of the view that this combined leadership structure is extremely effective for a number of reasons, including:

•	Except for the Chairman and CEO, all of Sunoco’s current directors are independent;

•	There is a designated Presiding Director with the duties and responsibilities identified above;

•	The directors have many opportunities to meet independently without the Chairman and CEO present (see Executive Sessions, below); and

•	The CEO is often best-positioned to identify, in the first instance, the most important strategic and operational business issues to bring before the Board, in consultation with the Presiding Director.

However, the Presiding Director, or any other director, independently may add matters to a Board agenda, to which the Chairman and CEO then will respond.

Executive Sessions:    The Board holds executive sessions of only independent directors following each regularly scheduled Board meeting, and at least one separate meeting of independent directors each year in addition to these executive sessions. The Presiding Director leads these meetings and is responsible for agenda preparation. Additionally, each Board Committee has executive sessions of only committee members following most Committee meetings.

Other Governance Practices

Mandatory Retirement Policy for Directors:    Sunoco’s directors retire from the Board at the annual meeting following their 72nd birthday, unless the Governance Committee recommends to the Board – in limited and special circumstances – an exception to this requirement and it is approved by the independent directors of the Board.

Performance Evaluations:    Sunoco’s Board conducts an annual evaluation of how it is functioning as a whole. Sunoco’s individual committees conduct annual self-evaluations. Individual director evaluations are conducted annually by the Governance Committee with the Presiding Director meeting confidentially with individual directors, as appropriate, to provide feedback.

Orientation and Continuing Education:    Sunoco’s new directors are required to attend orientation sessions. New committee members have access to relevant Committee training materials through the Company’s Board portal, and can participate in a full Committee Orientation session upon request. Sunoco also encourages ongoing training or continuing director education for its Board members and reimburses its directors for attending director education programs.

Annual Meetings:    It is the Company’s policy that the directors who are standing for election at the Annual Meeting attend the Annual Meeting. All nominees for election at the 2012 Annual Meeting of Shareholders attended the 2011 Annual Meeting, which was held on May 5, 2011, except for Irene Britt and Bill Easter, who did not join the Board until November 30, 2011.

Committee Structure

The Board has established the five standing committees described below. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. Additionally, each Committee conducts an annual self-evaluation of performance. Copies of the committee charters can be found on Sunoco’s web site at www.SunocoInc.com. Printed copies are also available upon request.

➢

Audit Committee.    The Audit Committee, established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics and compliance policies, and legal and regulatory requirements. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent registered public accounting firm, as well as selects and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. The Committee oversees procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters. The Committee prepares a report that is included in Sunoco’s proxy statement.

➢

Compensation Committee.    The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation, and reviews and approves the compensation of the other senior executive officers. The Committee provides risk oversight for Sunoco’s executive and broad-based incentive compensation plans. The Committee reviews and discusses with management the Compensation Discussion & Analysis, or CD&A, required by the Securities and Exchange Commission and makes recommendations to the Board that the CD&A be included in the Company’s proxy statement. The Committee produces an annual compensation committee report for inclusion in Sunoco’s proxy statement. The Committee also monitors the general employee pension and employee welfare benefit plans, as appropriate.

➢

Governance Committee.    The Committee identifies required skill sets to be represented on the Board as a whole. The Committee reviews and evaluates individual Board members each year prior to recommending to the Board the annual slate of potential director nominees for election by shareholders at the Annual Meeting. The Committee identifies and recommends qualified individuals to become director nominees. The Governance Committee reviews the role, composition and structure of the Board and its committees. The Committee recommends Board approval of the committee chairs, committee members and Presiding Director.

The Committee reviews corporate governance issues and emerging trends and recommends to the Board a set of corporate governance guidelines applicable to the Company. The Committee reviews and approves related person transactions in accordance with Sunoco’s Related Person Transactions Policy. The Committee sets and administers policies governing the level and form of directors’ compensation.

➢

Corporate Responsibility Committee.    The Corporate Responsibility Committee has oversight responsibility for, and makes recommendations to the Board, as appropriate, regarding the Company’s: (1) internal policies, practices, positions and performance in the areas of (a) health, environmental impact and safety, (b) equal employment opportunity and diversity, (c) government relations and (d) corporate philanthropy; and (2) external performance as a responsible corporate citizen, keeping the Board apprised of the integrity and propriety of the Company’s positions with those individuals, organizations and institutions over which the Company does not have direct control, but whose influence or actions are important to the success of the Company, such as shareholders, communities in which the Company does business, state, local and federal governments, special interest groups, and others. The Committee provides risk oversight for those areas within its purview.

➢

Executive Committee.    The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action will be taken by this Committee if any member of the Committee has voted in opposition.

Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors that meet the applicable Securities and Exchange Commission rules, the “independence” standards of the New York Stock Exchange Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. Additionally, the individual qualifications of committee members are reviewed annually for skill set relevance, as well as compliance with the various regulatory requirements mandated for the members of each particular committee.

The Governance Committee reviews the skill set relevance, the strengths and experience of each director, as well as the current and anticipated needs for each committee and rotates members based on committee needs. There is a mandatory five-year rotation for the Chairs of the Audit, Compensation, Corporate Responsibility and Governance Committees and the role of Presiding Director.

During 2011, the Board of Directors held 10 meetings, and had five standing committees. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2011. During 2011, the Audit Committee held 8 meetings; the Compensation Committee held 9 meetings; the Corporate Responsibility Committee held 3 meetings; and the Governance Committee held 6 meetings. There were no Executive Committee meetings in 2011. Committee membership as of March 3, 2012 for each director can be found in their biographical information under “Item 1. Election of Directors.”

Board and Committee Oversight of Risk

Board Oversight:    Appropriate risk-taking is a necessary part of managing a business. Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The Board has oversight responsibility, focusing on the adequacy of the Company’s enterprise risk management and risk mitigation processes. To this end, Sunoco’s full Board receives at least an annual update on the Company’s Enterprise Risk Management, or ERM, program from Sunoco’s General Auditor, who discusses the process utilized by management to identify, track, follow-up and manage risk. The Board also has oversight of strategic risk and management succession risk (planning for the succession of the CEO and senior leadership team).

Delegation to Board Committees:    The Board has delegated certain risk management and oversight responsibilities to several of its standing committees, as described more fully below. The Board receives regular reports from these committees, which include reports on those areas over which they have risk oversight responsibility, as appropriate.

Audit Committee.    The Audit Committee has oversight responsibility for Sunoco’s enterprise risk management, or ERM, program, and specifically, oversight of major financial risk exposures, including litigation and compliance risk and the steps management has taken to monitor and mitigate such exposures. The General Auditor supports the Audit Committee and the Board in its oversight role of ERM, and meets with management on a periodic basis to report on the Company’s ERM program. The Committee also receives updates from management including the General Counsel on litigation risk and the Chief Compliance Officer on compliance risk.

Compensation Committee.    The Compensation Committee has oversight responsibility for compensation risk, i.e., that the Company’s incentive compensation programs do not encourage excessive or unnecessary risk-taking, or wrong behavior. The Compensation Committee believes that Sunoco’s compensation policies and practices are not reasonably likely to have a material adverse effect on Sunoco.

•

Compensation Risk Management Committee:    This committee, composed of representatives from Sunoco’s Human Resources, Finance, Legal and Internal Audit Departments, annually assesses potential compensation risks, and risk mitigation techniques, relating to the non-executive compensation plans of Sunoco and its subsidiaries. The Compensation Committee reviews the results of this assessment and receives periodic updates from management regarding performance against established metrics.

•

Audit/Compensation Committee Cross-Functionality on Compensation:    Both the Compensation Committee and the Audit Committee participate in a review of our executive compensation program. One director serves on both the Compensation Committee and the Audit Committee, so that there is continuity across the Committees. The Compensation Committee reviews and approves annual and long-term plan performance metrics and goals, focusing on the executive behavior to be incented and potential associated risks. In order to understand how the exercise of management judgment in accounting and financial decisions affects incentive plan payouts, the Compensation Committee reviews accounting and financial information that may impact performance goals, including, among other things, items such as material changes in accounting methodology and data regarding extraordinary or special items excluded from results of operations.

•

Pay mix:    An executive’s compensation package includes a mix of base salary, cash-based short-term incentive, and equity-based long-term incentives. The mix is designed to balance the emphasis on short-term and long-term performance.

•

Performance metrics:    Performance metrics have included a mix of financial and non-financial goals, some of which have been relative to the Company’s performance peers. This approach creates a balance of absolute and relative performance to ensure that executives are rewarded only when sustained results exceed the peers.

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Executive Stock Ownership Guidelines:    Sunoco maintains stock ownership guidelines for its approximately 30 top executives. The amount of Sunoco stock required to be owned increases with the level of responsibility. Requiring an executive to hold a substantial portion of accumulated wealth in Company stock, which must be held until the executive retires or otherwise leaves the Company, aligns his or her behavior towards long-term shareholder value creation. The current guidelines are:

Position	Ownership Guideline

Chief Executive Officer	Six times base salary

Other Senior Executives (including the other NEOs)	Three times base salary

Other Executives	One times base salary

In addition to common stock, the following items are included in the calculation of stock ownership for purposes of these guidelines: time-vesting CSUs; common stock equivalents owned through the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”); amounts credited to book-entry accounts in the Sunoco, Inc. Savings Restoration Plan and deemed to be invested in any of the common stock equivalent funds in SunCAP; and share units held in the Sunoco, Inc. Executive Involuntary Deferred Compensation Plan. However, shares that the executives have the right to acquire through the exercise of stock options, or which may be earned at some time in the future through the potential payout of performance-based CSUs, are not included in the calculation of stock ownership until any such rights result in the actual ownership of shares of common stock. New participants or those promoted to a new position are expected to reach their respective stock ownership goals by the end of a five-year period.

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Insider Trading (including Hedging) Policy:    Sunoco employees are subject to Sunoco’s Insider Trading Policy, which, among other things, prohibits an employee from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities, all of which could incent an employee towards engaging in overly risky behavior for short-term gains. This prohibition does not include Sunoco stock options exercised in accordance with the terms of Sunoco’s long-term incentive plans.

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Clawback/Recoupment Policy:    The Senior Executive Incentive Plan and Long-Term Performance Enhancement Plan III, or LTPEP III, both incorporate a “clawback” policy with regard to the annual cash incentive and long-term incentive equity awards in the case of a financial restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to Sunoco. The Compensation Committee retains discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. The “clawback” policy is also applicable to the former short- and long-term incentive plans. It is anticipated that the long-term incentive awards granted to the executives in 2011 will be subject to additional clawback provisions required by the Dodd-Frank legislation once the SEC’s rules are implemented. In addition to Sunoco’s “clawback” policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002, or SOX, the CEO and the CFO would also be subject to a “clawback,” as required by SOX.

Corporate Responsibility Committee.    The Committee has oversight responsibility for certain risks within its area of responsibility, including health, environment and safety; equal employment; and corporate citizenship/reputation/social responsibility. The Committee receives regular updates from management. As a consequence of Sunoco’s previously announced exit from the refining business, the Corporate Responsibility Committee will be dissolved, effective July 1, 2012. At that time,

➢	The Audit Committee will assume oversight responsibility of compliance with Sunoco’s policies and practices in the areas of health, environmental impact and safety;

➢	The Compensation Committee will assume oversight responsibility of compliance with Sunoco’s policies and practices in the areas of equal employment opportunity and diversity; and

➢	The full Board will assume oversight responsibility with respect to Sunoco’s external performance as a responsible corporate citizen, including corporate philanthropy and government affairs.

Director Independence

Except for the Chairman, President and CEO, all of Sunoco’s current directors, and the former directors who served during 2011, meet the applicable Securities and Exchange Commission rules, the “independence” rules of the New York Stock Exchange, or NYSE, Corporate Governance Listing Standards, as amended, and the Company’s Categorical Standards of Independence, or the Standards, which were recommended by the Governance Committee and adopted by the Board of Directors. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined, and are attached as Appendix A to Sunoco’s Corporate Governance Guidelines, or Guidelines. A copy of the Guidelines, including the Standards, can be found on Sunoco’s web site at www.SunocoInc.com, and a printed copy is available upon request. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

In making the independence determinations for this director election year, the Board considered the relationships described below. Pursuant to the Standards and the review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of Brian P. MacDonald, Sunoco’s President and CEO (and Chairman effective May 3, 2012) , are independent. The current directors determined to be independent are: Irene C. Britt, Chris C. Casciato, William H. Easter, III, Gary W. Edwards, Ursula O. Fairbairn, John P. Jones, III, James G. Kaiser, and John K. Wulff; and the former directors (who left the Board in 2011) determined to be independent are: Rosemarie B. Greco and John W. Rowe.

During 2011, Mr. Rowe served as Chairman, Chief Executive Officer and President of Exelon Corporation. The Governance Committee has determined that the commercial relationship between Exelon and Sunoco was not material under our Standards. The Standards provide that a relationship is not considered material when a director is an executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount, which, in any of the last three fiscal years, did not exceed the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

The NYSE Corporate Governance Listing Standards require that the Audit, Compensation and Governance Committees of the Board of Directors must be composed entirely of independent directors. The Committee memberships, as of March 1, 2012, for each director can be found in their biographical information under “Item 1. Election of Directors,” beginning on page 4. As noted above, all of these directors have been determined to be independent as defined by the NYSE Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. The Audit Committee members are also independent as defined in the rules and regulations of the Securities and Exchange Commission.

Certain Relationships

The Board approved a written policy and procedures for the review, approval or ratification of related person transactions, the Related Person Transactions Policy. The policy applies to Interested Transactions with a Related Person. For purposes of the policy, “Interested Transaction” includes a transaction, arrangement or relationship, or series of similar transactions, with an aggregate amount involved exceeding $100,000, in which the Company is a participant and a Related Person has a direct or indirect interest. “Related Person” includes a director, director nominee, executive officer, greater than 5% beneficial owner, or an immediate family member of the preceding group. The policy provides that the Governance Committee will review the material facts of Interested Transactions that require the Committee’s approval and will approve, disapprove or ratify the entry into the transaction.

Under the policy, certain Interested Transactions have standing pre-approval. These include: employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; employment of an immediate family member with compensation less than $120,000; director compensation that is disclosed in the proxy statement; transactions with companies where the business is less than the greater of $1 million or 2% of the other company’s total revenues; certain charitable contributions; regulated transactions; certain banking services; and certain transactions available to all employees or third parties generally.

The Board, through its Governance Committee, in accordance with the Related Person Transaction Policy, has carefully reviewed certain business or other relationships that Sunoco maintains with entities with which certain officers, directors, and immediate family members are affiliated, and has concluded that they relate to activities conducted in the normal course of business or that they are not material, and that none requires additional disclosure.

Code of Business Conduct and Ethics

Sunoco, Inc. has a Code of Business Conduct and Ethics, or Code of Ethics, which applies to all officers, directors and employees including the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Directors’ and Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock (and other share equivalents) was beneficially owned as of December 31, 2011 by each director and each Named Executive Officer1, as well as by all directors, executive officers as a group.

Directors’ and Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Other Share Equivalents[3]	Total	Percent of Class Outstanding[4]

I. C. Britt	433	0	433	*

C. C. Casciato	8,243	0	8,243	*

W. H. Easter, III	408	0	408	*

G. W. Edwards	1,000	25,524	26,524	*

L. L. Elsenhans**[5,6]	407,844	13,491	421,335	*

U. O. Fairbairn[5]	21,117	24,081	45,198	*

S. L. Fox[5]	10,066	5,205	15,271	*

J. P. Jones, III	500	33,634	34,134	*

J. G. Kaiser**	29,496	15,605	45,101	*

B. P. MacDonald[5]	49,554	9,332	58,886	*

R. W. Owens[5]	140,741	16,007	156,748	*

J. K. Wulff	20,000	28,162	48,162	*

D. Zeleny	37,262	2,116	39,378	*

All directors, executive officers as a group including those named above**[5,6]	794,408	173,157	967,565	*

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 32.5% ownership interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Ownership of Sunoco Stock Table as of December 31, 2011 is as follows: L.L. Elsenhans (3,696); S.L. Fox (999); and J. G. Kaiser (7,500). The total number of such common units owned by directors and executive officers included in the table as a group (15 persons) is 12,195. The number of common units of Sunoco Logistics Partners L.P. held by each individual and by the group is less than 1% of the outstanding common units as of December 31, 2011. These amounts are not included in the table.

1	The Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers during the last fiscal year for whom disclosure is required.

2	This column includes shares of Sunoco common stock held by directors and officers, or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and the Computershare Investment Plan (a dividend reinvestment plan), and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2011.

3	Includes share unit balances held under the Directors’ Deferred Compensation Plan I and the Directors’ Deferred Compensation Plan II, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan and Executive Involuntary Deferred Compensation Plan. Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

4	Percentage based on 106,812,036 shares of common stock outstanding at December 31, 2011.

5	The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2011 under certain Sunoco, Inc. plans:

Name	Shares

L. L. Elsenhans	358,200

U. O. Fairbairn	3,332

S. L. Fox	10,066

B. P. MacDonald	36,033

R. W. Owens	119,383

D. Zeleny	28,910

All directors and executive officers as a group (including those named above)	605,090

6	The individual and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared with respect to the number of shares noted below:

Name	Shares

L. L. Elsenhans	28,000

All directors and executive officers as a group (including the individual named above)	28,000

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, the Long-Term Performance Enhancement Plan III, and the Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders			$49.28		4,645,972	[1]
Stock Options	2,409,222	[2]
Common stock units	1,075,037	[3]	n/a	[4]
Equity compensation plans not approved by shareholders	0				0

Total	3,484,259		$49.28		4,645,972

NOTES TO TABLE:

[1]

Consists of 1,324,985 shares available for issuance under the Long-Term Performance Enhancement Plan II, 2,988,710 shares available for issuance under the Long-Term Performance Enhancement Plan III, and 332,277 shares under the Retainer Stock Plan for Outside Directors.

[2]	Consists of stock options granted under the Long-Term Performance Enhancement Plan II.

[3]

Consists of common stock units awarded under the Long-Term Performance Enhancement Plan II and Long-Term Performance Enhancement Plan III, that are payable in stock. Performance-based common stock units are included at targeted payout (i.e., the number of units that were granted).

[4]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or completing a specified period of employment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter, which specifies the purpose and responsibilities of the Committee, is available on Sunoco’s web site at www.SunocoInc.com and is also available upon request.

The Committee discussed with the Company’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent registered public accounting firm’s evaluations of the Company’s system of internal control over financial reporting contained in the 2011 Annual Report on Form 10-K. As part of this review, the Committee met with the General Auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent registered public accounting firm (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (2) the independence of the independent registered public accounting firm from Sunoco and management. The independent registered public accounting firm has provided the Committee with written disclosures and a letter regarding the independent accountant’s communications with the Audit Committee concerning independence, pursuant to applicable requirements of the Public Company Accounting Oversight Board. The Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 20, 2012 by the members of the Audit Committee of the Board of Directors:

Chris C. Casciato, Chair

Irene C. Britt

William H. Easter, III

Gary W. Edwards

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) (on pages 29 through 45 of this proxy statement) with management and with the Committee’s independent compensation consultant.

Based upon the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in Sunoco’s proxy statement and incorporated by reference into Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted on February 29, 2012 by the members of the Compensation Committee of the Board of Directors:

John K. Wulff, Chair

Chris C. Casciato

John P. Jones, III

Compensation Committee Interlocks and Insider Participation: There are none.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction:

The following Compensation Discussion and Analysis, or CD&A, section of this proxy statement discusses the main components of the 2011 compensation programs for Sunoco’s senior executives and describes Sunoco’s key policies and processes relating to executive compensation. The 2011 executive compensation program for Sunoco’s named executive officers, or NEOs was designed to drive achievement of Sunoco’s business strategy. Our NEOs are comprised of our Chairman, Chief Executive Officer and President, our Senior Vice President and Chief Financial Officer and our next three most highly compensated executive officers. For 2011, the NEOs were:

Name	Title

Lynn L. Elsenhans	Chairman, Chief Executive Officer and President

Brian P. MacDonald	Senior Vice President and Chief Financial Officer

Robert W. Owens	Senior Vice President, Marketing

Stacy L. Fox	Senior Vice President, General Counsel and Corporate Secretary

Dennis Zeleny	Senior Vice President and Chief Human Resources Officer

Effective March 1, 2012, Ms. Elsenhans stepped down as Chief Executive Officer and President of Sunoco, Inc., and Mr. MacDonald became President and Chief Executive Officer at that time. Ms. Elsenhans also will step down as Chairman, after completion of the Annual Meeting of Shareholders of Sunoco, Inc. in May 2012, at which time Mr. MacDonald also will become Chairman.

Sunoco provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At Sunoco’s annual meeting of shareholders held in May 2011, a substantial majority (85%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal, and approved, on an advisory basis, Sunoco’s executive compensation as described in the Compensation Discussion and Analysis and tabular disclosures included in Sunoco’s fiscal 2011 proxy statement. The Compensation Committee believes that this vote affirms our shareholders’ support of Sunoco’s approach to executive compensation. The Compensation Committee did not alter its approach to, or implement any changes in, Sunoco’s executive compensation program as a direct result of the vote. However, notwithstanding this shareholder vote in support of Sunoco’s executive compensation program, the Committee approved a “double-trigger” requirement for accelerated vesting of equity grants. Thus, beginning with the 2012 equity grants, accelerated vesting may occur only if there is a change in control and the executive is actually, or constructively, terminated. The Compensation Committee will continue to consider the outcome of voting on Sunoco’s future say-on-pay proposals when making compensation decisions for the NEOs.

Executive Summary:

Sunoco expends significant time and effort to closely align the interests of our executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include time-vesting and performance-based equity awards.

Performance year 2011 was a challenging year for Sunoco and for our industry, exacerbated by the slow economic recovery. Our goal for our executive compensation is to ensure alignment with the interests of our shareholders by closely aligning our executives’ compensation with our performance. This alignment is demonstrated in 2011 through several actions and decisions undertaken by the Company and the Compensation Committee, more specifically:

•

Payout of our annual incentive for 2011 for our top executives at 18% of target, which reflects the fact that we did not achieve our threshold financial performance goals, primarily as a result of the performance of our refining business unit, although we executed well against key strategic objectives; and

•

Payout at 0% of our long-term incentive performance-based common stock units granted in December 2008, as a result of our performance, relative to our peers, on total shareholder return (“TSR”) and return on capital employed (“ROCE”) during the three-year performance period (2009—2011).

We believe these actions, coupled with other areas highlighted throughout the CD&A, demonstrate Sunoco’s commitment to a pay for performance culture, where our executives only receive their full compensation opportunity if we deliver on our performance targets and our shareholders realize value. We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2011 compensation of the named executive officers.

Our 2011 long-term incentive grants make up a significant portion of the compensation for each of our named executive officers, including the majority of the compensation for our Chief Executive Officer and Chief Financial Officer. Long-term incentive compensation is comprised of equity awards which have value that is closely linked to Sunoco’s total shareholder return, or TSR, and return on capital employed, or ROCE. Our compensation programs serve to align the interests of our named executive officers with our shareholders’ interests, in the following ways:

•

We awarded a significant portion (60%) of our long-term incentive compensation in the form of performance-based common stock units, which vest over a three year period, based upon the performance of the company as compared to our peers and the S&P500 Index. By linking our long-term incentives to three-year financial results, our named executive officers’ incentives are more closely aligned with the long-term interests of our shareholders.

•

The Compensation Committee has affirmed our Executive Stock Ownership Guidelines Policy which establishes ownership levels measured as a multiple of base salary. Ownership levels established for our named executive officers are either at or above market benchmarks for stock ownership: CEO – 6x, other NEOs – 3x. Except with respect to the payment of the taxes and exercise price applicable to previously granted stock options, officers are prohibited from selling stock until ownership guidelines are met.

•

In light of ongoing cost concerns and trends in the marketplace, the Compensation Committee has reduced or eliminated most perquisites available to the named executives. Personal use of the Company aircraft is limited to the Chief Executive Officer. Sunoco has maintained limited personal use of the aircraft for the CEO for safety, security and productivity reasons. The only other perquisite remaining for some named executives is company-provided parking.

Our compensation program both maintains and continues to build upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by:

•	Our policy that prohibits our directors, named executive officers, and other key executive officers from hedging the economic interest in the Company securities that they hold;

•

Our policy prohibiting Company personnel, including the named executive officers, from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company);

•

The Compensation Committee’s use of tally sheets that provide information as to all compensation that is potentially available to our named executive officers, as well as the amount of wealth that our named executive officers have accumulated under our compensation programs;

•	The Compensation Committee’s engagement of an independent compensation consultant that does not provide services to management;

•	Our strong risk management program, which includes our Compensation Committee’s significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk; and

•	Our continuing commitment to limit or eliminate the use of perquisites and gross-ups for taxes.

Business Strategy and Compensation Philosophy:

Sunoco operates in a competitive and challenging industry environment. During 2011, Sunoco’s senior management team implemented a business strategy focused on its high-performing logistics and retail businesses, and improving its financial and strategic flexibility. Sunoco has undergone a major restructuring, during which it sold its heating oil and chemicals businesses, spun off its metallurgical coal mining and cokemaking operations as a separate publicly traded company, and announced its intention to exit the petroleum refining business. These activities have been undertaken over the course of the past three years, and the assets that were divested represented approximately two-thirds of the assets held by Sunoco when the restructuring began.

The expectation is that this strategy will take multiple years to execute fully, and Sunoco’s compensation programs were designed with this in mind. The principles and objectives that guided Sunoco’s 2011 compensation strategy were to: (1) provide appropriate rewards to management for successful execution of an identified business plan; (2) reward leadership only when the interests of the shareholders were advanced; (3) allow for differentiation among individuals, based on performance; and (4) maintain a compensation program that was transparent and focused on key objectives.

The 2011 compensation program was structured to align actual compensation received with Sunoco’s performance in key areas such as income, strategic milestones, return on capital employed, and total shareholder return. Sunoco’s 2011 long-term compensation program focused executives on “exceeding the competition” by including objectives/measurements based on performance relative to peer companies. It also aligned executive compensation with the interests of Sunoco’s shareholders by providing stock incentives and requiring executives to hold significant equity. The program targeted a total direct compensation package (base salary and performance-based annual and long-term incentives) for each NEO that was generally at the competitive median of the Market Data. A definition of Market Data and a description of the related compensation methodology begin on page 33. Actual realized compensation for the NEOs for 2011, however, could have been significantly higher or lower than the competitive median, based on Sunoco’s actual performance as contrasted with its peers, as well as changes in Sunoco’s share price.

Elements of Sunoco’s compensation program for 2011

Compensation Element	Form	Compensation Objective	Company Performance Goals

Base Salary	Fixed annual cash payments	Attract and retain executives	Increases in base salary, if any, reflect analysis of Market Data and the Compensation Committee’s subjective view of Sunoco’s and/or individual performance

Annual Incentive	Cash	Attract and retain executives. Motivate executives to achieve Sunoco’s short-term business objectives. Align short-term compensation with business performance.	Pre-Tax Operating Income (60%), and Strategic Milestones important for Sunoco’s short-term success (40%)

Long-Term Incentives	Performance-based common stock units, or PCSUs	Attract and retain executives. Motivate executives to achieve Sunoco’s long-term objectives. Align long-term compensation with interests of shareholders.

Focuses on Sunoco common stock price. The 2011 PCSU award payouts are based on:

•    Total Shareholder Return (50%), measured against the companies included in the S&P 500 index; and

•    ROCE (50%), as measured against the peer companies

	Restricted (Retention/service)-based common stock units, or RCSUs	Attract and retain executives, in the midst of corporate restructuring and re-alignment of businesses. Part of annual equity awards and/or special awards.	Provide strong tie to stock price performance

Other Benefits: Retirement, Savings Plans, Health and Other Benefits	Cash lump sum or annuity for retirement; cash for the savings plans; other benefits	Attract and retain executives; provide incentive for long-term career with Sunoco	Not performance-based

Post-Termination Compensation	Compensation contingent upon potential termination events	Attract and retain executives	Not performance-based

Perquisites	Limited perquisites	Primarily for the safety, security and productivity of the NEO	Not performance-based

Compensation Mix:    The following table provides the mix of total direct compensation (i.e., base salary, targeted annual and long-term incentives) during 2011, for the CEO and the other NEOs represented by each major element and indicates the percentage of compensation that is at risk (i.e., variable based on performance results). These percentages represent the target levels at the time that they were approved by the Committee. Sunoco and the Committee believe that, as an executive achieves higher levels of responsibility, a greater percentage of total compensation should be at risk, with base salary representing a lower percentage:

Sunoco’s Executive Compensation Mix in 2011

Name	Salary (%)	Target Annual Incentive Percentage* (%)	Performance- Based Common Stock Units Percentage* (%)	Restricted Common Stock Units Percentage (%)	Total at Risk Percentage (%)

L. L. Elsenhans	14	18	40	28	58

B. P. MacDonald	21	18	37	24	55

R. W. Owens	29	21	30	20	51

S. L. Fox	26	21	32	21	53

D. Zeleny	31	22	28	19	50

*	Performance-based compensation

The Compensation Process: The following information describes Sunoco’s compensation methodology and process, how the compensation process works, and the advisors employed in determining compensation that is paid.

♦	Compensation Methodology:

➢        Compensation Committee:    The Compensation Committee of the Board of Directors, or the Committee, has responsibility for providing Board oversight of Sunoco’s executive compensation program. Information on the role of the Committee is discussed under “Committee Structure” on page [  •  ]. A complete description of the Committee’s authority and responsibility is set forth in its Charter, which is available on Sunoco’s web site at www.sunocoinc.com and is available in print upon request

➢       External Advisors and Internal Support:    The Committee reviews the effectiveness and competitiveness of the executive compensation structure in the context of the foregoing philosophy and objectives, with the assistance of external consultants and internal executive and staff support. Since 2007, the Committee has directly engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant. Semler Brossy has responsibility for working with the Committee, and does not perform any work for management except at the request of the Committee and/or the Committee Chair as the Committee’s representative, nor does Semler Brossy receive any compensation from management. The scope of Semler Brossy’s engagement includes counseling/advising the Committee regarding: Sunoco’s executive compensation program; CEO compensation; proposed senior leadership team compensation; materials to be delivered to the Committee; and such other special projects assigned by the Committee.

A representative from Semler Brossy attends all regularly scheduled Committee meetings. Since 2009, management has engaged Compensation Advisory Partners to assist management with the review, analyses and design options for Sunoco’s compensation program, some of which may be presented to the Committee. Towers Watson, a compensation consultant, provides comparative executive compensation data with regard to the senior leadership team (including the CEO) for review by the Committee. Towers Watson also provides competitive data for management, some of which may be presented to the Committee for review. Semler Brossy provides a separate, independent review of Compensation Advisory Partners’ and Towers Watson’s information for the Committee. Sunoco’s Senior Vice President and Chief Human Resources Officer (who is management’s liaison to the Committee), its Vice President of Compensation and Benefits, and its Senior Vice President, General Counsel and Corporate Secretary provide additional counsel, data and analysis as requested by the Committee.

These officers and the CEO work with internal resources and the compensation consultants to design programs, implement Committee decisions, and recommend amendments to existing, or adoption of new, compensation and benefits programs applicable to the executive level employees, as well as prepare necessary briefing materials for the Committee’s review as part of its decision-making process. The CEO is not a member of the Committee, but attends Committee meetings and makes recommendations on the compensation of the other members of the senior leadership team. However, the CEO is not in attendance when the Committee makes decisions with regard to CEO compensation. The CEO has input with regard to the setting of the goals or performance criteria for the incentive plans. However, the Committee, with the assistance and input of Semler Brossy, ultimately makes all final decisions with regard to setting goals or performance criteria. The CEO does not meet with the Committee’s independent compensation consultant regarding compensation other than attending the Committee meetings where they are also in attendance or at the request of the Committee.

➢       Comparator Group:    Semler Brossy provides the Committee with information on compensation trends and, with management, annually reviews relevant Market Data and alternatives for the Committee to consider when setting target compensation levels. The Market Data is acquired from Towers Watson. Semler Brossy also provides information concerning practices of companies in Sunoco’s peer group, other oil companies and companies in general industry in order to assure that Sunoco’s programs are market-competitive, and to determine target compensation. Sunoco annually evaluates the composition of its peer group of companies. The peer companies selected for 2011 performance-based compensation consisted of the following:

Peer Companies for Sunoco’s 2011 PCSUs

Buckeye Partners LP	NuStar Energy LP

Couche-Tard	Pantry

Enbridge Energy Partners LP	Tesoro

HollyFrontier	Valero Energy

Magellan Midstream Partners LP	Western Refining

These companies were selected based on their size and/or the fact that Sunoco competes with them in at least one sector of our business. It is challenging to identify companies similar to us, inasmuch as Sunoco is a regular taxable corporation with a master limited partnership subsidiary and a retail marketing division, and has been in the process of restructuring its business portfolio. Therefore, we consider a mix of companies that represent various segments of our business. HollyFrontier, Tesoro, Valero and Western Refining are independent refining companies, similar to Sunoco in 2011. Pantry and Couche-Tard have sizable retail marketing networks similar to Sunoco’s branded fuels marketing business unit, while Enbridge, NuStar, Buckeye and Magellan are all master limited partnerships that have pipeline transportation and terminalling operations similar to those of Sunoco’s publicly traded Sunoco Logistics Partners L.P. subsidiary.

Because Sunoco and the Committee believe that direct competition for executive talent is broader than the performance peer group, the Committee generally reviews compensation practices of general industry, adjusted for relative revenues (collectively “Market Data”), as well. These data are obtained from the following surveys:

■

Towers Watson’s Oil Industry Job Match Survey,    which includes: Anadarko Petroleum, British Petroleum, Chevron, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon, Occidental Petroleum, Shell Oil, Tesoro and Valero Energy. Data from this survey is adjusted for asset size and complexity; and

■

Towers Watson’s General Industry Executive Compensation Database,    which included data from approximately 345 companies in the 2010 survey and approximately 411 companies in the 2011 survey, from the following industry groups: aerospace/defense and automotive and transportation vehicles; chemicals and gases; consumer products (durable); consumer products (non-durable); electronic, electrical and scientific equipment components; food and beverage producers and processors; metals and mining; oil and gas exploration and production; pharmaceutical and biotechnology, hardware, semiconductors, software products and services, and telecommunications products and services. Due to the variance in size among the companies in the general industry group, the data is adjusted using regression analysis. The Market Data general industry comparisons are developed using a three-year average revenue scope for Sunoco, which has been less than Sunoco’s actual revenues (excluding excise taxes) for the most recent year. Towers Watson, when compiling the Market Data, excludes any one-time awards given to executives of the other companies for special circumstances.

➢        Market Analysis:    The Committee reviews the compensation data for each position in Sunoco’s senior leadership team, compared to the compensation of executives in similar positions with similar responsibility in the Market Data by pay type (including base salary, annual incentive and long-term incentives). In its review of the 2011 compensation of the NEOs, the Committee reviewed the compensation practices of the following comparator groups:

Named Executive Officer	Comparator Groups
	Sunoco’s Peer Companies	Other Oil Companies	General Industry

L. L. Elsenhans	X	X	X

B. P. MacDonald	X	X	X

R. W. Owens		X

S. L. Fox	X	X	X

D. Zeleny	X	X	X

➢       Use of Tally Sheets:    For the past seven years, the Committee has been using “tally sheets” as a tool to assist in its review of executive compensation. In consultation with Semler Brossy and management, the Committee has annually reviewed the estimated compensation that would be received by the CEO and the other NEOs under various scenarios, including normal retirement and voluntary termination, involuntary termination, and termination due to a change in control of Sunoco. The tally sheet scenario information provides the potential cost to Sunoco. The review of the post-employment scenarios allows the Committee to see if the post-employment programs are working as intended. The Committee has concluded that the governing factors in setting current NEO compensation should be current and future performance and results for shareholders, not prior compensation nor amounts realizable from prior awards. The Committee believes that considering prior compensation when setting current compensation sends the wrong message to executives that they may be penalized as a result of prior success.

CEO and Other NEO Compensation Decisions:

t        CEO Compensation Decisions:    For 2011, the CEO’s performance was evaluated by the full Board of Directors. Non-quantitative criteria considered included: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior leadership team, provision for management development and succession, and effective communications with stakeholders. The Committee applied Sunoco’s compensation policies consistently, utilizing these same individual performance goals and the same methodology to determine compensation for all NEOs (including the CEO) in 2011. CEO compensation was based on targets developed through Market Data provided by Towers Watson to Semler Brossy. Actual amounts resulted from an assessment of the CEO and Company performance. The CEO’s compensation was higher than the other NEOs due to the broader duties and responsibilities of the CEO position. The Committee, meeting only with Semler Brossy, determined and approved the CEO’s compensation. The Committee reviewed its decision with the other independent members of the Board of Directors.

➢       CEO 2011 Compensation Decisions:    Due to Sunoco’s performance in 2010 and the competitive market, the Committee determined that Ms. Elsenhans’ salary and long-term incentive targeted amount should be increased from 2010, and her annual guideline incentive percentage for the 2011 annual incentive should be increased from 125% to 135%. Ms. Elsenhans’ 2011 compensation was based on the median of CEO compensation using Market Data.

t       Other NEOs’ Compensation Decisions:    Annually, the CEO provides the Committee an assessment of the performance of the other members of the senior leadership team, together with other factors that the CEO believes the Committee should consider. Differences in compensation of each NEO are due to their different roles in the organization, and how they compare to their job peers in the Market Data. Utilizing the Market Data, the CEO, in consultation with Sunoco’s Senior Vice President and Chief Human Resources Officer makes compensation recommendations to the Committee. The Committee may exercise its discretion in modifying any recommended compensation. New hire offers were constructed using Market Data and taking into account the executives’ pre-existing compensation package at their former employers. For 2011, the CEO recommended, and the Committee approved, changes to senior executive base salaries and annual guideline incentive percentages.

Elements of Compensation:

t       Base Salary:    Base salary is the only fixed portion of the NEOs’ total direct compensation, and is designed to compensate executives for the scope and level of responsibility and sustained individual performance. NEO salaries are reviewed annually and upon hiring, promotion, or other change in responsibilities. Salary data for 2011 are included in the Summary Compensation Table on page 49.

t       Annual Incentive:    Sunoco’s Senior Executive Incentive Plan, or SEIP, approved by shareholders in 2010, is a performance-based annual cash incentive plan designed to promote achievement of short-term business objectives by providing competitive incentive opportunities to the senior executives who could significantly impact Sunoco’s performance. Participants in the SEIP were the CEO and senior executives reporting to the CEO as of March 2011, including all the NEOs. The maximum pool available for the annual incentives is 3% of adjusted EBIDTA under the SEIP. Adjusted EBIDTA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of significant gains (losses) associated with the disposition of assets; asset impairments; retirements or writedowns; legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items outside the ordinary course of business The 2011 annual incentive program was designed to provide rewards based on achievement of predetermined goals correlated to Sunoco’s financial and strategic performance, but allowed for differentiated awards based on individual performance.

For the annual incentive program, the Committee selected pre-tax operating income, or OI, and five Sunoco-related strategic milestones (described below) as the established performance goals. These goals were selected because they were deemed to be important for Sunoco’s short-term success and future sustainability. Multiple performance goals were selected because of the belief that no one goal was sufficient to capture the total performance that Sunoco sought to drive. The five strategic milestones are not GAAP financial measures. The performance goals for 2011 were based on meeting weighted objectives for the following principal measurements. As noted below, the Committee approved a range of potential payouts for the operating income metric at each level of performance. The use of ranges was implemented to recognize the challenges in setting targets in the current environment (specifically, the refining segment of the business) and provides the Committee with the opportunity to make a retrospective assessment at the end of the year of the appropriate payout levels:

(1)	Performance relative to Sunoco’s targeted pre-tax operating income after tax (weighted 60%).

Pre-Tax Operating Income	Applicable OI Performance Factor Range *

> $321 Million	150% - 200%

$239 - $320 Million	125% - 175%

$165 - $238 Million	50% - 150%

$45 - $164 Million	25% - 75%

< $45 Million	0% - 50%

*	Results are straight-line interpolated, not to exceed the 200% cap.

(2)	Sunoco’s performance related to five strategic milestones (weighted 40%):

Strategic Milestones	Weighting

Procurement Savings	8%

Refining and Supply Margin Capture	10%

Marketing Purchase Performance	6%

Refining Reliability and Efficiency	10%

Retail C-Store Margin	6%

The Committee added a “stock price gate” to the performance goals, which required that if the Sunoco stock price at year-end 2011 was less than the average closing price for the last ten days of 2010, the aggregate payouts would be limited to 120% of the target regardless of performance, unless value was distributed to shareholders another way. The “stock price gate” was added because the Committee believed that leadership should be rewarded when the interests of the shareholders were advanced. Before payout of any annual incentive, the Committee reviewed year-end results and performance data with management and Semler Brossy, and determined the extent to which these goals were achieved and the payment amount within the applicable range.

The annual incentive for SEIP participants was determined as base salary for the plan year multiplied by both the target guideline incentive percentage for each NEO, described below and established at the time the awards were granted, and payout percentage, adjusted for individual performance, determined at the end of the performance period. The target guideline incentive for each SEIP participant is a percentage of base salary. These percentages are primarily determined based on Market Data, but an individual’s responsibilities, contribution and internal equity issues also may be considered. In 2011, the consideration of these additional factors did not have a significant effect on individual NEO compensation. The guideline incentives of the NEOs for 2011 were as follows:

Name	Guideline Incentive Target (%)

L. L. Elsenhans	135

B. P. MacDonald	85

R. W. Owens	70

S. L. Fox	80

D. Zeleny	70

Although the challenges of continued weak refining and petrochemicals environment continued to impact Sunoco in 2011, Sunoco was able to successfully implement a number of the components of its business strategy on which a portion of the annual incentives were based. The closing stock price at year-end 2011 was $41.02, which exceeded the stock price gate. Sunoco reported a net loss of $1,684 million for 2011 versus net earnings of $234 million for 2010. Sunoco’s 2011 Pre-Tax Operating Income for the SEIP, weighted 60%, was a loss of $61 million. This led to an applicable OI performance factor range of 0% to 50%. Based upon this performance, the Committee determined that there would be no payout for this factor.

With regard to the Strategic Milestones in the SEIP (weighted 40%), the results were as follows:

Strategic Milestones	Weighting	Target	Result

Procurement Savings (millions of dollars)	8%	$80	$113

Refining and Supply Margin Capture	10%	85%	61%

Marketing Purchase Performance (millions of dollars)	6%	$49	$45

Refining Reliability and Efficiency (dollars per barrel)	10%	$4.90	$5.55

Retail C-Store Margin (millions of dollars)	6%	$147	$139

As a result, total Company performance as against the 2011 annual incentive Company goals was 18%. The payouts to the NEOs ranged between 0% and 25.2% as a result of individual performance. The annual incentives that were earned for 2011 are included in the Summary Compensation Table on page 49 under “Non-Equity Incentive Plan Compensation.”

t       Long-Term Incentive Awards:    For 2011, awards were granted under the Long-Term Performance Enhancement Plan III, or LTPEP III. The Committee reviews and approves all long-term incentive awards for executives. The purposes of the long-term incentive awards are to: align the executives’ compensation with the interests of shareholders by linking participants’ rewards and shareholders’ gains; provide management with the ability to increase equity ownership in Sunoco; provide competitive compensation opportunities that can be realized through attainment of performance goals; and provide incentives to attract and retain executives.

Each year, the Committee evaluates the appropriate compensation mix and reviews data from the peer companies and other oil companies regarding typical mix of long-term incentive awards. In 2011, Sunoco elected not to grant stock options, but instead granted a mix of performance-based common stock units, or PCSUs, and time-vesting common stock units, or RCSUs. Since most of the senior management team had been with Sunoco for less than three years, and retention of this new team was critical to accomplishing the new business strategy, the Committee decided to balance the current need for a performance-based incentive and retention-focused equity, by using a mix of incentives, consisting of: 60% PCSUs and 40% RCUS. Measurement of intermediate-term performance against the peer companies through the PCSUs recognizes the cyclical nature of the refining industry in which Sunoco operates and reinforces the importance of exceeding peer performance on a sustained basis. Sunoco’s ultimate objective is the creation of absolute long-term stock price appreciation and shareholder value. The number of CSUs was determined by dividing the targeted value by the closing price on the date of grant. Additional information about the awards made during 2011 is included in the Grants of Plan-Based Awards in 2011 table on page 51.

➢       Performance-Based Common Stock Unit Awards:    PCSUs provide intermediate-term incentive compensation designed to pay out only if certain pre-established, objective performance measures have been met over the applicable three-year performance period. For awards granted during 2011, the Committee approved two performance goals, each weighted at 50%:

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Total shareholder return, or TSR, which reflects Sunoco’s stock performance in generating returns to shareholders (over the three-year performance period beginning on January 1, 2011), compared to returns generated by the companies included in the S&P 500 index. TSR is not a financial statement performance measure, but was selected because of its importance to shareholders.

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Return on capital employed, or ROCE, measured against the performance peer companies (over the three-year performance period beginning on January 1, 2011). ROCE is calculated by taking operating income after tax, or OIAT, plus after-tax interest expense divided by capital employed (total debt plus shareholders’ equity). Similar adjustments for extraordinary/special items were made to the net income of Sunoco’s peer companies to compute their respective amounts of OIAT. ROCE was selected due to the asset-intensive nature of Sunoco’s business and the need to use capital efficiently. ROCE keeps management focused on getting the most out of existing assets and pursuing only those strategic growth and investment opportunities that would provide desired returns.

ROCE and TSR are non-GAAP financial measures. The actual payout of the 2011 PCSU awards may range from 0% to a maximum of 150% based on actual results. The Committee approved the following performance payout levels for these PCSUs:

(1)	TSR measured relative to the peer group (50% weighting):

Sunoco TSR Percentile Rank	Payout Factor

Highest	150%

75th	125%

50th	100%

25th	50%

<25th	0%

* Performance between percentiles will be straight-line interpolated.

(2)	ROCE measured relative to the peer group (50% weighting):

Sunoco ROCE Percentile Rank	Payout Factor

90th	200%

75th	150%

50th	100%

25th	50%

<25th	0%

* Performance between percentiles will be straight-line interpolated.

The performance goals were designed to reward executives with above-median levels of compensation when Sunoco’s TSR and ROCE exceed the median performance of the peer group. The value realized from PCSU awards also will be affected by changes in Sunoco’s stock price between the date of grant and the payment date. Earned PCSUs will be paid at the end of the performance period in shares of Sunoco common stock, together with dividend equivalents equal to the cash dividends that would have been paid to the holder of a like number of shares of Sunoco common stock during the performance period.

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Payment of Performance-Based CSUs awarded in December 2008. In December 2008, the Committee granted PCSU awards with a three-year performance period from 2009 through 2011. The performance measure for these awards, approved in 2008, was TSR versus a peer group consisting of: Frontier, Hess, Holly, Marathon, Murphy Oil, Tesoro, Valero and Western. TSR for the performance period was below the minimum payout threshold of 35th percentile performance. As a result, there was no payout of the 2008 PCSUs.

➢        Time-vesting Common Stock Unit Awards.    RCSUs provide intermediate-term incentive compensation designed to pay out only if the executive is employed by Sunoco at the end of a three-year vesting period. RCSUs have been provided to: (1) newly hired executives as an incentive to join Sunoco to replace compensation forgone by the executive because of termination from his/her prior employment; and (2) long-term executives as a retention incentive. In March 2011, the Committee granted RCSUs that vest ratably in increments of one-third at the end of each of three consecutive annual vesting cycles. Incremental settlement is contingent only upon continued employment with Sunoco through the end of the applicable vesting cycle.

Spin-Off of SunCoke Energy, Inc.:

On January 17, 2012, Sunoco announced that it had completed the spin-off of its SunCoke Energy, Inc. subsidiary, by means of a special stock dividend of the 56,660,000 shares of SunCoke common stock that Sunoco owned, to Sunoco’s shareholders of record as of the close of business on January 5, 2012. Each of the holders of Sunoco’s common stock, including the NEOs, received 0.53046456 of a share of SunCoke common stock for each outstanding share of Sunoco common stock they owned as of the record date. No fractional shares of SunCoke common stock were distributed. Instead, all record date shareholders of Sunoco, including the NEOs, received cash in lieu of any fraction of a share of SunCoke common stock that they otherwise would have received. As a result of the spin-off and final distribution of SunCoke Energy, Inc. from Sunoco, certain changes were made to the equity awards of Sunoco executives, including the NEOs.

t        RCSUs and PCSUs.    Each unvested common stock unit, both RCSUs and PCSUs (valued at the target performance level), were converted into: (1) one adjusted Sunoco common stock unit, and (2) cash representing the notional value of approximately 0.53 SunCoke Energy, Inc. share units. The unvested value of the Sunoco common stock units was reduced by the amount created in SunCoke Energy, Inc. notional value. However, the net effect of these adjustments did not change the aggregate value of the target value of each NEO’s holdings. The SunCoke Energy, Inc. notional value was settled in cash as of February 10, 2012 at the market price of SunCoke common stock on the distribution date. The adjusted Sunoco RCSUs remain subject to their original vesting period, and the adjusted Sunoco PSUs are subject both to their original vesting period, and to previously specified performance criteria. In the event of a voluntary resignation, the after-tax value of the cash-settled SunCoke Energy notional amount is subject to clawback for a period ending upon the first to occur of: (1) the original vesting date for the RCSUs and/or PCSUs, or (2) January 18, 2013.

t       Stock Options.    Each of the NEO’s vested and unvested Sunoco stock options was converted into: (1) one adjusted Sunoco stock option, and (2) approximately 0.53 SunCoke Energy stock options. The exercise, or “strike,” price of each adjusted Sunoco stock option was adjusted to reflect the ratio of the trading price of Sunoco common stock on the distribution date and the original strike price of the unadjusted Sunoco stock option. The strike price for each new SunCoke Energy stock option was based upon the trading price of SunCoke Energy common stock on the distribution date and the ratio of the trading price of Sunoco common stock on the distribution date and the original strike price of the unadjusted option. In each case, the resultant adjusted Sunoco stock option and the new SunCoke Energy stock option were as proportionately in, or out of, the money as the original Sunoco stock option. The net effect thus did not change the value of the individual NEO’s aggregate stock option holdings, since the conversion preserved the pre-distribution intrinsic value of their Sunoco stock options. The vesting schedule for each adjusted Sunoco stock option remained unchanged. However, each SunCoke Energy stock option created by the conversion was vested and exercisable immediately.

t       Deferred Compensation Accounts.    For executives, including the NEOs, having deferred compensation accounts under the Executive Involuntary Deferred Compensation Plan, each of the Sunoco Share Units held in those accounts was credited with approximately 0.53 SunCoke Energy Share Units. Following the distribution, the Sunoco Share Units were valued at the then-current trading price of Sunoco common stock, and the new SunCoke Energy Units were valued at the then-current trading price of SunCoke Energy common stock. The immediate net effect of this conversion did not change the value of the individual NEO’s aggregate deferred compensation account balance. However, the value of the Sunoco Share Units and the SunCoke Energy Share Units in these deferred compensation accounts vary with the respective trading prices of Sunoco and SunCoke Energy common stock. Thus, following the distribution, a portion of the NEO’s deferred compensation account value tracks the value of SunCoke Energy common stock, while the remainder continues to track the value of Sunoco common stock.

Policies Affecting Compensation:

♦     Executive Stock Ownership Guidelines:    Since 1997, Sunoco has maintained stock ownership guidelines for its NEOs and other top executives (approximately 30 persons). Sunoco and the Committee consider stock ownership by executives to be an important means of linking executive interests directly to those of shareholders and reinforcing management’s commitment to Sunoco’s success. Under Sunoco’s current executive stock ownership guidelines, the CEO is required to hold six times her salary in equity, and the other NEOs are required to hold three times their respective salaries in equity. The executives are given a five-year eligibility period in which to meet their respective guidelines. The following chart shows each NEO’s progress toward achievement of guideline stock ownership:

Named Executive Officer	Stock Ownership Guideline Position as of January 31, 2012

L. L. Elsenhans	147.90%

B. P. MacDonald	275.82%

R. W. Owens	173.31%

S. L. Fox	81.75%

D. Zeleny	70.32%
*	Stock ownership guideline position was calculated using a price of $39.45 per share, which was the one-year average daily closing price during the period from January 31, 2011 through January 31, 2012.

In addition to common stock, the following items are included in the calculation of stock ownership for purposes of these guidelines: (i) time-vesting CSUs; (ii) common stock equivalents owned through the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”); (iii) amounts credited to book-entry accounts in the Sunoco, Inc. Savings Restoration Plan and deemed to be invested in any of the common stock equivalent funds in SunCAP; and (iv) share units held in the Sunoco, Inc. Executive Involuntary Deferred Compensation Plan. However, shares that the executives have the right to acquire through the exercise of stock options, or which may be earned at some time in the future through the potential payout of performance-based CSUs, are not included in the calculation of stock ownership until any such rights result in the actual ownership of shares of common stock.

♦     Clawback/Recoupment Policy:    Sunoco has a “clawback” policy with regard to the annual incentive and long-term incentive equity awards in the event of a financial restatement resulting from fraud, embezzlement, or other serious misconduct materially detrimental to Sunoco.

♦    Insider Trading Policy:    Sunoco’s Insider Trading Policy prohibits employees from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Sunoco securities. However, these prohibitions do not apply to options exercised pursuant to a Sunoco stock option plan; however, general insider trading restrictions and limitations do prohibit Sunoco executives from engaging in market transactions while in possession of material, non-public information.

♦    Equity Awards Policy:    The Committee has a written policy under which equity awards to employees must be approved at a meeting of the Committee (or by unanimous written consent in exigent circumstances). The grant date is the date of the meeting. Sunoco’s current practice generally is to establish the regular Board and Committee meeting dates five years in advance. For equity awards to new employees approved prior to the employment starting date, the grant date is the last New York Stock Exchange, or NYSE, trading day of the calendar month in which the employment starting date falls. The exercise price for stock options is equal to the closing price of Sunoco’s common stock on the NYSE on the applicable grant date. The Committee may, in its discretion, refrain from approving grants of equity awards during any period in which management is in possession of material non-public information. Approval of such equity awards may be deferred to the next Committee meeting. No grants were deferred in 2011. When approving grants to employees, the Committee considers information or recommendations provided by the CEO, except with respect to the CEO’s own grants.

For a more detailed description of the Executive Stock Ownership Guidelines, the Clawback Policy, and the Insider Trading Policy, and a discussion of Sunoco’s compensation risk process, see “Governance Matters,” “Board and Committee Oversight of Risk” on page 20.

Other Benefits:

Sunoco offers its salaried employees a competitive benefits package, including a savings program as well as medical and dental benefits (including the option of “flexible spending accounts”), disability benefits, insurance (life, travel accident), occupational death benefits, and vacations and holidays. The NEOs participate in the same basic benefits package and on the same terms as other eligible employees.

♦    Retirement Benefits:    Historically, Sunoco provided retirement benefits that, under some plans, varied depending on the employee’s hire date. Retirement benefits were provided to attract and retain employees and reward long-term employment. The NEOs participated in three plans: the Sunoco, Inc. Retirement Plan, or SCIRP, (a qualified plan under which benefits are subject to IRS limits for pay and amount), the Pension Restoration Plan (a nonqualified, unfunded plan that provides retirement benefits that would otherwise be provided under SCIRP except for IRS limits) and the Sunoco, Inc. Executive Retirement Plan, or SERP, (a nonqualified, unfunded plan available to the NEOs which may provide certain eligible executives with supplemental pension benefits, over and above benefits under SCIRP and the Pension Restoration Plan). Under SCIRP, executives hired before January 1, 1987 participate in both a “final average pay” formula and a “cash balance” formula, and receive the higher benefit under the two formulas at retirement or termination of employment. Those executives hired on or after January 1, 1987 participate in a “cash balance” formula, which provides a benefit based on “career pay” rather than “final average pay.” The SERP was designed to attract mid-career senior executives by providing a competitive benefit, which includes accelerated benefit accruals to offset the loss in pension benefits due to a break in service when leaving a prior employer before retirement age. An NEO’s benefit under SERP is offset by benefits provided under SCIRP and the Pension Restoration Plan. Effective June 30, 2010, Sunoco froze pension benefits, under both SCIRP and SERP, for all salaried and many non-union employees, including NEOs. The present value of each NEO’s accumulated pension benefit as of year-end 2011 is included in the Pension Benefits table on page 55. More detailed descriptions of SCIRP, the Pension Restoration Plan and SERP are included in the narrative accompanying the table.

♦     Perquisites:    Perquisites are reviewed each year by the Committee. Any perquisites that are outside Sunoco’s policies must be pre-approved by the Committee. Ms. Elsenhans had only one perquisite in 2011 – limited personal use of the corporate aircraft for safety, security and productivity reasons. Ms. Elsenhans has had the ability to have a spouse and/or family member accompany her on business or personal trips. Ms. Elsenhans did not receive a gross-up for taxes in connection with personal use of the corporate aircraft. The other NEOs are permitted to have a spouse and/or family member accompany them on a business trip. The perquisites of the other NEOs consist of parking at corporate headquarters, which is provided primarily for the safety, security and productivity of the executive.

Executives do not receive any gross-up for taxes on imputed income related to: parking; spousal flight on corporate aircraft (unless there is a specific business purpose); or personal use of a corporate social club membership. Executives may receive a gross-up on taxable expenses in connection with moving and relocation (provided to all employees under the Sunoco’s Moving and Relocation Policy). The dollar amount of the perquisites received by the NEOs in 2011 is included in the Summary Compensation Table on page 49, under “All Other Compensation” and in the table on page 50.

♦     Savings Plans:    The Sunoco Capital Accumulation Plan, or SunCAP, is a voluntary long-term investment (qualified defined contribution) 401(k) plan open to all employees, and is designed to help participants accumulate funds for retirement. Sunoco matches for all employees, dollar for dollar, the first 5% of base pay contributed for employees with at least one year of service. Effective July 1, 2010, for all employees with at least one year of service, Sunoco may make a discretionary profit-sharing contribution of up to 3% of base pay, and an additional discretionary profit-sharing contributions of up to 4% of base pay for employees who on June 30, 2010 had at least 10 years of service and completed years of service plus completed years of age totaling at least 60. This discretionary profit-sharing contribution was added to SunCAP to mitigate the impact of the pension benefits freeze described above. The employee elects how his/her contributions and Sunoco’s matching and profit-sharing contributions are invested. The NEOs also may participate in the Sunoco, Inc. Savings Restoration Plan, a nonqualified deferred compensation plan available to employees who participate in SunCAP but are subject to a compensation limitation and/or a contributions limitation pursuant to Internal Revenue Service, or IRS, limits. Under the Savings Restoration Plan, the participant may contribute to an amount in excess of the applicable IRS limits up to 5% of base salary. Matching contributions (and profit-sharing contributions beginning July 1, 2010) by Sunoco are credited to the NEOs’ accounts to the extent that they otherwise would be made under SunCAP (up to a maximum of 5% of base salary in the case of matching contributions, and beginning July 1, 2010 up to 3% or 4% of base salary in the case of applicable profit-sharing contributions). The amounts of Sunoco matches under SunCAP and the Savings Restoration Plan that were made for the NEOs in 2011 are included in the Summary Compensation Table on page 49 under “All Other Compensation” and in the table on page 50. Additional information regarding the NEOs’ participation in the Savings Restoration Plan is included in the Nonqualified Deferred Compensation in 2011 table on page 59.

Severance and Change-in-Control Benefits:

Every executive, including each NEO, is an employee at will. Sunoco may terminate their employment at any time, with or without notice, and with or without cause or reason. Each NEO serves without an employment agreement. Any severance or similar agreements or provisions and payments to be made to a NEO must be reviewed and approved in advance by the Committee. Upon certain types of termination of employment and in the event of a change in control of Sunoco, certain benefits may be paid or provided to the NEOs pursuant to the plans described below. These plans were approved by the Committee or by the full Board. Sunoco believes that severance protections can play a role in attracting, motivating and retaining key executives, including the NEOs.

♦    The Sunoco, Inc. Executive Involuntary Severance Plan:    The Involuntary Severance Plan, is maintained by Sunoco for the purpose of providing severance to executives whose employment is terminated by Sunoco other than for cause (which is defined in the Involuntary Severance Plan). In recognition of their past service to Sunoco, the plan is intended to assist the executive in transition from employment at Sunoco. The amount or kind of benefit to be provided is based on the executive’s position and compensation at the time of termination. The plans are more fully described in “Other Potential Post-Employment Payments” beginning on page 61.

♦    The Sunoco, Inc. Special Executive Severance Plan, or CIC Plan:    The CIC Plan is maintained for the purpose of providing severance to executives whose employment is involuntarily terminated or if the executive resigns for good reason in connection with or following a change in control of Sunoco. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the untimely departure or distraction of key management personnel. A potential change in control can create uncertainty regarding continued employment since such transactions can result in significant organizational changes. The Board of Directors determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties without distraction. Since Sunoco does not believe that the NEOs should be entitled to receive the severance benefits solely because of a change in control event, the severance benefits are triggered only if there is also an actual or constructive termination of employment. In the event of a change in control under the LTPEP II or LTPEP III, the NEOs’ outstanding stock options become immediately exercisable and outstanding performance-based CSUs become immediately payable according to a formula without the requirement that the NEO also be actually or constructively terminated. Effective in 2012, Sunoco implemented a double-trigger for accelerated vesting of equity. Beginning with the 2012 equity grants, accelerated vesting may occur only if there is a change in control and the employee is actually, or constructively, terminated.

With regard to a change in control, excess parachute payments are subjected to an excise tax payable by the recipient under Section 280G of the Internal Revenue Code, or the IRC, which also disallows the deduction by Sunoco of certain payments made to “disqualified individuals” that are contingent on a change in control. Because the excise tax can discriminate against those that do not exercise stock options versus those that do, among other things, Sunoco and the Committee believes that the provision of an excise tax gross-up in the CIC Plan was appropriate. In some cases, actual severance payments will be reduced to eliminate/reduce Sunoco’s cost of the gross-up. See “Accounting and Tax Consequences—Change in Control—Federal Tax Consequences” below for information regarding this tax. Executives joining Sunoco after November 25, 2008, who are eligible to participate in the CIC Plan, are not entitled to the 280G excise tax gross-up provided under the Plan. The NEOs who joined Sunoco after November 25, 2008 are: Mr. MacDonald, Ms. Fox and Mr. Zeleny. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

♦    The Sunoco, Inc. Deferred Compensation and Benefits Trust:    Sunoco has established this Trust in order to provide a source of funding in the event of a change in control, to enable Sunoco to meet its liabilities under certain benefit plans and other arrangements, including the CIC Plan, the Pension Restoration Plan, Executive Retirement Plan, or SERP, and the Indemnification Agreements entered into with the NEOs and other key executives and other management personnel (see page 62). Assets held by the Trust are subject to the claims of Sunoco’s general creditors under federal and state law in the event of insolvency.

Additional information regarding Sunoco’s change in control benefits for executives can be found under “Other Potential Post-Employment Payments” beginning on page 61. Estimated benefits that would be payable under certain scenarios as if they had occurred at December 31, 2011, can also be found under that section.

Other Compensation Information:

♦     Tax Deductibility of Compensation:    Under Section 162(m) of the IRC, publicly held corporations may not take a deduction for compensation in excess of one million dollars paid to any individual employed as of the close of the taxable year who at that time is the CEO, or one of three highest paid officers (other than the CEO and CFO), during the fiscal year, unless certain requirements are met. The principal exception from the cap is performance-based compensation. The Committee considers Section 162(m) deductibility with respect to executive compensation arrangements, but it does not have a policy that all such compensation must be deductible. The Committee believes that it is in the best interests of Sunoco and its shareholders for the Committee to retain the flexibility and discretion to award compensation, even in non-deductible amounts, in order to promote achievement of corporate performance goals established by the Committee, as well as other goals deemed important to Sunoco’s success, such as encouraging employee retention, and rewarding achievement. Sunoco believes that annual incentive awards under the Executive Incentive Plan and stock options and PCSU grants under the LTPEP III qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary RCSUs and perquisites do not qualify as “performance-based” compensation and are subject to Section 162(m) deduction restrictions. In 2011, the base salary and perquisites (and associated tax gross-ups) of Ms. Elsenhans exceeded one million dollars, and the amount in excess of one million dollars is not deductible. In addition, the deductibility by Sunoco of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act.

♦     Accounting for Long-Term Incentives:    For accounting purposes, stock options are valued using the Black-Scholes pricing model, based on life expectancy of the option, risk-free interest rate, dividend yield and volatility. For CSUs which have a performance condition related to the market value of such stock (e.g., TSR), the awards are valued using a Monte Carlo simulation generally as of the date of grant. For time-vesting and other performance-based CSUs, the market value of Sunoco common stock on the date of grant is used to determine the expense. An adjustment for the actual performance factors achieved on performance-based CSUs also is recorded. The expense for performance-based CSUs payable in stock generally is not adjusted for changes in market price of Sunoco common stock after the date of grant. The expense for stock options and CSUs is recognized ratably over the vesting period.

♦     Nonqualified Deferred Compensation: The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. All of Sunoco’s nonqualified deferred compensation plans have been amended to comply with the requirements of IRC Section 409A and the guidance and regulations promulgated under that section. A more detailed discussion of Sunoco’s nonqualified deferred compensation arrangements is provided under “Nonqualified Deferred Compensation in 2011” beginning on page 59.

♦     Federal Tax Consequences of Certain Payments in Connection with a Change in Control:    Section 280G of the IRC disallows the deduction of certain payments made to “disqualified individuals” contingent upon a change in control. Section 280G provides that where such payments exceed three times the individual’s annualized compensation for the previous five taxable years (the “base amount”), the deduction of all such compensation is disallowed to the extent that it exceeds the base amount (“excess parachute payment”). A change in control is defined in Sunoco’s plans as the occurrence of certain events, including the acquisition by a third party of 20% or more of Sunoco’s outstanding voting securities, a change in the majority of the Board of Directors, consummation of a reorganization, merger, consolidation, sale of a substantial portion of corporate assets, or shareholder approval of a liquidation or dissolution of Sunoco, subject, in each case, to certain exceptions. Payments from the CIC Plan, SERP, Pension Restoration Plan, LTPEP II and LTPEP III may be made contingent on a change in control. Section 4999 of the IRC imposes a tax equal to 20% of the amount of any excess parachute payment on the recipient of the payment. Under the terms of the CIC Plan, the recipient of an excess parachute payment will receive an excise tax gross-up to offset the impact of the excise tax imposed pursuant to Section 4999 of the IRC, which will result in the receipt of the same after-tax payments as if the IRC Section 4999 tax did not apply. The CIC Plan provides that an individual will only be entitled to the excise tax gross up if parachute payments to the individual equal or exceed 110% of the “safe harbor” amount under Section 280G of the IRC. In the event that parachute payments to an individual do not exceed the threshold of 110% of the “safe harbor”, the CIC payments to the individual will be reduced to the “safe harbor” amount, so that no excise tax would be imposed. In addition, executives joining Sunoco after November 25, 2008 and who are eligible to participate in the CIC Plan, will not be entitled to the 280G excise tax gross-up provided under the Plan. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

EXECUTIVE COMPENSATION

Governance

The Compensation Committee, or the Committee, has responsibility for setting and administering the policies that govern Sunoco’s executive compensation program. The Committee is composed of non-employee, independent directors. In addition to Committee processes that are discussed in the CD&A, beginning on page 29, and the discussion of risk related to compensation programs on page 19 under “Committee Structure,” the Committee has the following additional processes in place.

The Committee annually reviews tally sheets that set forth the Company’s total compensation obligations to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. The Committee annually reviews the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews and approves employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports as to current governance trends and shareholder views and positions in the area of executive compensation, and may change its practices as it deems appropriate. New committee members have access to relevant Committee training materials through the Company’s Board portal, and can participate in a full Committee Orientation session upon request.

The agendas for the Committee’s meetings are determined by the Committee’s Chair with the assistance of the Senior Vice President and Chief Human Resources Officer (the Committee’s management liaison). After each regularly scheduled meeting, the Committee meets in two executive sessions. The first session consists only of Committee members and their independent compensation consultant. The second session consists of the Committee members only. The Committee Chair reports on Committee actions to the full Board of Directors at each regularly scheduled Board meeting. The Committee has authority to retain, approve fees and terminate advisors, consultants and agents as it deems necessary to assist in fulfillment of its responsibilities.

Named Executive Officers in 2011

Lynn L. Elsenhans, 55 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors, Sunoco Partners LLC	Ms. Elsenhans was elected Chairman of Sunoco, Inc. effective in January 2009 and had previously been elected Chief Executive Officer and President of Sunoco, Inc. effective in August 2008. She was Executive Vice President, Global Manufacturing, Shell Downstream, Inc., a subsidiary of Royal Dutch Shell plc, from January 2005 to July 2008. She was President of Shell Oil Company from June 2003 until March 2005 and President and Chief Executive Officer of Shell Oil Products U.S. from June 2003 until January 2005. Ms. Elsenhans was appointed Chief Executive Officer of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., effective July 2010. She had previously been elected Chairman of the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P. in October 2008 and had previously been elected Director effective in August 2008. Effective March 1, 2012, Ms. Elsenhans stepped down as Chief Executive Officer and President of Sunoco, Inc., and also stepped down as Chief Executive Officer of Sunoco Partners LLC. Ms. Elsenhans will step down as Chairman of Sunoco, Inc. and as Chairman of the Board of Directors of Sunoco Partners LLC, after completion of the Annual Meeting of Shareholders of Sunoco, Inc. in May 2012.

Brian P. MacDonald, 46 Senior Vice President and Chief Financial Officer, Sunoco, Inc., and Vice President and Chief Financial Officer, Sunoco Partners LLC	Mr. MacDonald was elected as Senior Vice President and Chief Financial Officer, Sunoco, Inc. in August 2009. He was Chief Financial Officer of the Commercial Business Unit at Dell, Inc. from December 2008 until July 2009. He was Corporate Vice President and Treasurer of Dell, Inc. from December 2002 until January 2009. Mr. MacDonald was elected to the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in September 2009. He was also elected Vice President and Chief Financial Officer of Sunoco Partners LLC effective March 2010, and was elected to the Board of SunCoke Energy, Inc., a subsidiary of Sunoco, Inc., in December 2010, and resigned from this Board as a director in January 2012, in connection with the spin-off of SunCoke Energy, Inc. from Sunoco, Inc. Effective March 1, 2012, Mr. MacDonald became President and Chief Executive Officer of Sunoco, Inc., and he also will become Chairman of Sunoco, Inc.and Chairman of the Board of Directors of Sunoco Partners LLC, after completion of the Annual Meeting of Shareholders in May 2012.

Stacy L. Fox, 58 Senior Vice President and General Counsel and Corporate Secretary	Ms. Fox was elected Senior Vice President and General Counsel effective in March 2010 and was elected as Corporate Secretary in January 2011. She was Principal of The Roxbury Group LLC, a company she founded, from April 2005 until March 2010. She was Executive Vice President, Chief Administrative Officer and General Counsel for Collins & Aikman Corporation from September 2005 until December 2007. Ms. Fox was elected to the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in March 2010, and was elected to the Board of SunCoke Energy, Inc., a subsidiary of Sunoco, Inc., in December 2010, and resigned from this Board as a director in January 2012, in connection with the spin-off of SunCoke Energy, Inc. from Sunoco, Inc.

Robert W. Owens, 58 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001.

Named Executive Officers in 2011 (Continued)

Dennis Zeleny, 56 Senior Vice President and Chief Human Resources Officer, Sunoco, Inc. and Vice President and Chief Human Resources Officer, Sunoco Partners LLC	Mr. Zeleny was elected to his present position at Sunoco, Inc. effective in January 2009. He was a consultant from April 2004 until July 2005 and again from June 2007 until January 2009. He was Executive Vice President, Administration & Services, of Caremark Rx LLC from August 2005 until May 2007. Prior to that, he served as Senior Vice President, Human Resources at DuPont. Mr. Zeleny was elected Vice President and Chief Human Resources Officer of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in March 2010 and was elected to the Board of Sunoco Partners LLC in January 2011, and was elected to the Board of SunCoke Energy, Inc., a subsidiary of Sunoco, Inc., in December 2010, and resigned from this Board as a director in January 2012, in connection with the spin-off of SunCoke Energy, Inc. from Sunoco, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table summarizes the total compensation earned by the CEO, CFO, and the next three most highly compensated executives of Sunoco, for 2011*, and, for those NEOs previously in the table, for 2010 and 2009.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compen- sation[5] ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compen- sation[7] ($)	Total ($)

L. L. Elsenhans Chairman, Chief Executive Officer and President	2011	1,277,200	—	6,337,754	—	310,360	118,907	172,892	8,217,113
	2010	1,240,000	—	4,519,893	2,121,296	3,452,625	187,661	192,227	11,713,702
	2009	1,240,000	—	—	—	—	382,966	252,945	1,875,911

B. P. MacDonald Senior Vice President and Chief Financial Officer	2011	700,000	—	2,057,014	—	107,100	21,268	60,548	2,945,930
	2010	650,000	400,000	1,153,493	541,092	1,560,000	49,383	25,823	4,379,791
	2009	262,500	300,000	3,005,158	742,287	—	25,243	296,702	4,631,890

R. W. Owens Senior Vice President, Marketing	2011	527,000		909,750	—	66,400	897,337	64,966	2,465,453
	2010	510,450	—	540,738	253,946	885,000	631,221	57,549	2,878,904
	2009	510,450	—	299,999	—	—	1,026,267	32,813	1,869,529

S. L. Fox Senior Vice President, General Counsel and Corporate Secretary	2011	550,000	—	1,111,926	—	79,200	6,464	37,368	1,784,958
	2010	416,666	200,000	776,684	270,996	875,000	39,329	38,002	2,616,677

D. Zeleny Senior Vice President and Chief Human Resources Officer	2011	500,000	—	758,160	—	63,000	28,219	46,681	1,396,060

NOTES TO TABLE:

*	In connection with his promotion to President and CEO, the Compensation Committee of Sunoco’s Board of Directors approved changes to Mr. MacDonald’s compensation package, effective March 1, 2012. The details of Mr. MacDonald’s new compensation package, as President and CEO, are described in Sunoco’s Current Report on Form 8-K, dated March 6, 2012.

[1]

Salaries generally are approved by the Compensation Committee in March for the particular year, except in connection with a promotion or new hire. The amounts reflected in this column for Mr. MacDonald in 2009, and for Ms. Fox in 2010, are the salaries earned for partial year service.

[2]

The NEOs do not generally receive payments that would be characterized as “bonus” payments. Mr. MacDonald joined Sunoco in 2009, and Ms. Fox joined in 2010. As part of their negotiated compensation packages, Mr. MacDonald and Ms. Fox received sign-on payments. The annual incentive awards received by the NEOs, as applicable, are included under “Non-Equity Incentive Plan Compensation.”

[3]

The amounts in this column reflect the grant date fair value, determined in accordance with FASB ASC Topic 718, of the time-vesting and performance-based common stock units (“CSUs’) awarded to the NEOs. The grant date fair value of the performance-based awards was

NOTES TO TABLE: (CONTINUED)

based on the expected outcome of the performance goals at the time of grant using a Monte Carlo simulation. The assumptions used in the valuation are described in the Notes to the Consolidated Financial Statements, Note 15, “Stock-Based Incentive Plans” in the Sunoco, Inc. 2011 Annual Report on Form 10-K. The number of time-vesting and/or performance-based CSUs awarded to the NEOs in 2011 is the target amount shown in the Grants of Plan-Based Awards in 2011 table below, under “Estimated Future Payouts Under Equity Incentive Plan Awards.” A significant portion of the increase in 2011 versus 2010 is a result of the replacement of stock options with CSUs in 2011. There were no stock options granted in 2011.

Performance-based CSU awards vest upon completion of a three-year performance period, and actual payout of the 2011 awards may range from 0% to 150%, is dependent upon the performance levels achieved over the period. To the extent such CSUs are paid out, the holder will receive cash in an amount equal to the dividends that otherwise would have been paid during the performance period had he or she held shares of Sunoco common stock equal to the number of performance-based CSUs paid out. Performance-based CSUs continue to vest, but will be prorated in the event of retirement, death or permanent disability prior to completion of the applicable performance period.

[4]

The amounts in this column reflect the grant date fair value, determined in accordance with FASB ASC Topic 718, of stock option awards. The assumptions used in the valuation are described in the Notes to the Consolidated Financial Statements, Note 15, “Stock-Based Incentive Plans” in the Sunoco, Inc. 2011 Annual Report on Form 10-K. The number of stock options awarded to each NEO in 2011 is shown in the Grants of Plan-Based Awards in 2011 Table below, under “All Other Option Awards: Number of Securities Underlying Options.” All options were awarded with an exercise price equal to the closing price of a share of Sunoco common stock on the grant date. All options were granted with a term of ten years from the date of grant. The options are exercisable in one-third installments, beginning on the first anniversary of the grant date. Unvested options terminate upon the earlier of retirement, death or permanent disability.

[5]

The amounts in this column are the payments earned by the NEOs under the Senior Executive Incentive Plan. There were no annual incentive payouts in 2009, as Sunoco did not meet the operating earnings gate. Portions of the 2010 annual incentive awards under the Senior Executive Incentive Plan were deferred pursuant to the Executive Involuntary Deferred Compensation Plan. The amounts deferred are credited in the form of share units, and will be distributed in three annual installments beginning one year after the first amount was credited along with dividend equivalents. The amount will be paid out in cash.

[6]

The amounts in this column reflect only the changes in each NEO’s pension value for each respective year. There were no above market earnings to be reported on the NEOs’ deferred compensation balances.

[7]	The table below shows the components of the amounts in this column for 2011:

Name	Year	Company Match Under Defined Contribution PlansA	Cost of Basic Life InsuranceB	PerquisitesC	Business- Related Tax Gross- UpsD	Other	Total

L. L. Elsenhans	2011	103,778	1,926	62,524	4,664	n/a	172,892

B. P MacDonald	2011	55,888	1,348	3,312	—	n/a	60,548

R. W. Owens	2011	63,566	1,015	276	109	n/a	64,966

S. L. Fox	2011	36,309	1,059	—	—	n/a	37,368

D. Zeleny	2011	40,662	963	3,312	1,744	n/a	46,681

A

The NEOs participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan, and (ii) the Sunoco, Inc. Savings Restoration Plan, which permits a SunCAP participant to continue receiving the Company-match and profit-sharing contributions after reaching certain limitations under the IRC. The amounts shown in this column reflect the amounts of the Company’s annual matching and profit sharing contributions into these plans. See also, “Nonqualified Deferred Compensation in 2011” table on page 59.

B

Sunoco provides basic life insurance coverage to its employees, including the NEOs. The coverage/premium amount is one times base salary, to a maximum coverage limit of one million dollars. The monthly rate was $0.171 for each $1,000 of base salary from January 1, 2011 through June 30, 2011. Beginning on July 1, 2011, the monthly rate was reduced to $0.150 for each $1,000 of base salary.

C

There are a limited number of perquisites. The Board of Directors recommended that the CEO have personal use of the corporate aircraft (and the ability to have a spouse and/or family member along on business or personal trips) for safety, security and productivity reasons. When the CEO uses the corporate aircraft for personal use, income is imputed for the flight and the CEO does not receive a tax gross up on this amount. The other NEOs do not make personal use of the corporate aircraft. However, they are permitted to have a spouse or family member accompany them on business trips. Although the Company does not incur incremental costs (except for catering expenses) for such spousal or family travel, the NEO receives imputed income for the value of the flight. The aggregate amount of $62,524 for Ms. Elsenhans’ perquisites in 2011, represents the incremental cost to Sunoco associated with her personal use of the corporate aircraft. This figure includes $42,692 relating to personal flight hours and associated land costs, and $19,832 for maintenance costs. The incremental cost to Sunoco, associated with personal use of the corporate aircraft, is calculated based upon cost of fuel, amount of fuel used per hour of flight, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking fees, and maintenance-related costs. Fixed costs that do not change based on usage are not included (e.g., salaries of pilots and other employees; purchase price of Company-owned aircraft, and the cost of maintenance not related to personal travel). Other perquisites of the NEOs (excluding Ms. Elsenhans) include parking at corporate headquarters.

D

Sunoco provides NEOs with tax gross-ups for imputed income related to: (i) taxable moving and relocation expenses (available to all eligible employees under Sunoco’s Moving and Relocation Policy, a broad-based policy); (ii) business club memberships; and (iii) spousal or family flights on corporate aircraft when accompanying an NEO on business. No tax gross-up is provided to NEOs in connection with parking.

Grants of Plan-Based Awards in 2011

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards ($)[4]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

L. L. Elsenhans	3/2/2011				0	90,281	135,422		3,829,720
	3/2/2011							60,188	2,508,034
	1/1/2011	0	1,724,220	5,172,660
B. P. MacDonald	3/2/2011				0	29,302	43,953		1,242,991
	3/2/2011							19,535	814,023
	1/1/2011	0	595,000	1,785,000

R. W. Owens	3/2/2011				0	12,959	19,439		549,721
	3/2/2011							8,640	360,029
	1/1/2011	0	368,900	1,106,700
S. L. Fox	3/2/2011				0	15,839	23,759		671,891
	3/2/2011							10,560	440,035
	1/1/2011	0	440,000	1,320,000
D. Zeleny	3/2/2011				0	10,800	16,200		458,136
	3/2/2011							7,200	300,024
	1/1/2011	0	350,000	1,050,000

NOTES TO TABLE:

[1]

The annual incentive is awarded under the Sunoco, Inc. Senior Executive Incentive Plan. The maximum payout for the 2011 annual incentive based on company performance and an individual performance modifier was 300%. The grant date provided is the date that the plan year began for the 2011 annual incentive.

[2]	The performance-based CSUs were awarded under LTPEP III.

[3]	Annual time-vesting CSUs to the NEOs are awarded under LTPEP III, and vest on the third anniversary of the date of grant, subject to continued employment with Sunoco.

[4]	The grant date fair value was calculated in accordance with FASB ASC Topic 718. There were no stock options awarded to NEOs during 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)

L.L. Elsenhans								75,109	[2]	3,080,971
	279,400	[3]				35.29	12/03/2018
	78,800	[4]	157,600	[4]		28.20	03/03/2020	88,940	[5]	3,648,319	66,700	[6]	2,736,034
								60,188	[7]	2,468,912	90,281	[8]	3,703,327

B.P. MacDonald	36,033	[9]	36,034	[9]		26.90	08/31/2019	81,784	[10]	3,354,780
			40,200	[4]		28.20	03/03/2020	22,700	[5]	931,154	17,020	[6]	698,160
								19,535	[7]	801,326	29,302	[8]	1,201,968
R.W. Owens	23,500	[11]				77.54	11/30/2015
	26,550	[11]				68.43	12/06/2016
	26,500	[11]				63.98	12/05/2017
	33,400	[2]				35.29	12/03/2018
								13,245	[12]	543,310
	9,433	[4]	18,867	[4]		28.20	03/03/2020	10,640	[5]	436,453	7,980	[6]	327,340
								8,640	[7]	354,413	12,959	[8]	531,578

S.L. Fox								7,090	[13]	29,832
	10,066	[4]	20,134	[4]		28.20	03/03/2020	11,350	[5]	465,577	8,510	[6]	349,080
								10,560	[7]	433,171	15,839	[8]	649,716

D. Zeleny	15,933	[14]	7,967	[14]		39.38	01/20/2019	7,618	[15]	312,490
	5,010	[4]	16,067	[4]		28.20	03/03/2020	9,080	[5]	372,462	6,810	[6]	279,346
								7,200	[7]	295,344	10,800	[8]	443,016

NOTES TO TABLE:

[1]

The market value or payout value of the unearned CSUs is based on the closing price of Sunoco common stock on December 31, 2011 (the last trading day of the year) of $41.02, and it assumes a payout at target of 100% for the performance-based awards made in March 2010 and 2011. Target payout is assumed for these performance-based CSUs because the performance that will be achieved is not known. These amounts do not include amounts for related dividend equivalents that could be included in the payout.

[2]

Time-vesting CSUs granted to Ms. Elsenhans on August 29, 2008, in connection with her joining Sunoco. These CSUs pay out in three equal annual installments, beginning on the third anniversary of the grant date. Payout depends upon continued employment through the vesting date f each installment. CSUs paid out are credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date. The first installment, of 37,554 CSUs, was paid out following the August 29, 2011 vesting date.

[3]	Options granted on December 3, 2008, which became exercisable in three equal annual installments beginning on the first anniversary of the grant date.

[4]	Options granted on March 3, 2010, and exercisable in three equal annual installments beginning on the first anniversary of the grant date. The first installment became exercisable on March 3, 2011.

NOTES TO TABLE: (CONTINUED)

[5]	Time-vesting CSUs granted on March 3, 2010, and payable on the third anniversary of the grant date, subject to continued employment with Sunoco through the vesting date.

[6]

Performance-based CSUs granted on March 3, 2010, and vesting on December 31, 2012. Payout, to be made in the form of stock, is dependent upon level of achievement by Sunoco (relative to its peer group) of performance objectives for total shareholder return (“TSR”) and return on capital employed (“ROCE”) . CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date.

[7]

Time-vesting CSUs granted on March 2, 2011, and vesting ratably in increments of one-third, at the end of each of three consecutive annual vesting cycles. Incremental settlement is contingent only upon continued employment through the end of each annual vesting cycle.

[8]

Performance-based CSUs granted on March 2, 2011, and vesting on December 31, 2013. Payout, to be made in the form of stock, is dependent upon the level of achievement by Sunoco of performance for TSR (relative to the companies included in the S&P 500 index) and ROCE (relative to Sunoco’s peer group). CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the vesting date.

[9]	Options granted to Mr. MacDonald on August 31, 2009, in connection with his joining Sunoco, and exercisable in three equal annual installments beginning on the first anniversary of the grant date.

[10]

Time-vesting CSUs granted to Mr. MacDonald on August 31, 2009, and payable on the third anniversary of the grant date. Payout depends upon continued employment through the vesting date. CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date.

[11]	Options granted to Mr. Owens during the 2005—2007 time period. The options granted in 2005 and 2006 have an equal number of tandem limited rights.

[12]

Time-vesting CSUs granted to Mr. Owens on July 14, 2009, and payable on the third anniversary of the grant date. Payout depends upon continued employment through the vesting date. CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date.

[13]

Time-vesting CSUs granted to Ms. Fox on March 3, 2010, and payable on the third anniversary of the grant date. Payout depends upon continued employment through the vesting date. CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date.

[14]

Options granted to Mr. Zeleny on January 20, 2009 in connection with his joining Sunoco. These options became exercisable in three equal annual installments beginning on the first anniversary of the grant date.

[15]

Time-vesting CSUs granted to Mr. Zeleny on January 20, 2009, in connection with his joining Sunoco. These CSUs are payable on the third anniversary of the grant date. Payout depends upon continued employment through the vesting date. CSUs paid out will be credited with an amount equal to the cash dividends that would have been paid on an equivalent number of shares of Sunoco common stock during the period between the grant date and the applicable vesting date.

Option Exercises and Stock Vested in 2011

Name	Option Awards		Stock Awards[2]
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

L. L. Elsenhans	0	0	37,554[2]	1,341,804

B. P. MacDonald	56,133[3]	1,027,069	0	0

R. W. Owens	0	0	0	0

S. L. Fox	0	0	0	0

D. Zeleny	3,023[4]	52,947	0	0

NOTES TO TABLE:

[1]	The value realized is equal to the difference between the option exercise price and the fair market value of Sunoco common stock on the date of exercise, multiplied by the number of options exercised.

[2]

Payment of the first installment of time-vesting CSUs granted on August 29, 2008. Of the 37,554 CSUs vested on August 29, 2011, and payable in the form of Sunoco common stock on a one-for-one basis, 15,910 shares were withheld to satisfy payment of applicable taxes, and a net of 21,644 shares were paid to Ms. Elsenhans.

[3]	Gross number of shares of Sunoco common stock received upon cashless exercise of:

A

an option on 36,033 shares of Sunoco common stock, granted August 31, 2009, with an exercise price of $26.90/share. Of the shares received in the exercise, an aggregate of 27,130 shares were sold in the open market to cover the applicable costs of exercise and taxes, for a net of 8,903 shares retained; and

B

an option on 20,100 shares of Sunoco common stock, granted March 3, 2010, with an exercise price of $28.20/share. Of the shares received in the exercise, an aggregate of 15,482 shares were sold in the open market to cover the applicable costs of exercise and taxes, for a net of 4,618 shares retained; and

[4]

Gross number of shares of Sunoco common stock received upon cashless exercise of an option on 3,023 shares of Sunoco common stock, granted March 3, 2010, with an exercise price of $28.20/share. Of the shares received in the exercise, an aggregate of 2,289 shares were sold in the open market to cover the applicable costs of exercise and taxes, for a net of 734 shares retained.

Pension Benefits

The following table shows the actuarial present values of the NEOs’ accumulated pension benefit under each of the retirement plans, through December 31, 2011, together with their credited years of service. The benefits were determined using assumptions consistent with those used by the Company in its financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)

	SCIRP	1.89	44,499	0
L. L. Elsenhans	Pension Restoration	1.89	363,212	0
	SERP	1.89	343,902	0
	Total		751,613
	SCIRP	0.91	35,910	0
B. P. MacDonald	Pension Restoration	0.91	28,836	0
	SERP	0.91	31,148	0
	Total		95,894
	SCIRP	13.45	433,123	0
R.. W. Owens[2]	Pension Restoration	13.45	1,115,544	0
	SERP	21.45	4,706,663	0
	Total		6,255,330
	SCIRP	0.35	16,156	0
S. L. Fox	Pension Restoration	0.35	—	0
	SERP	0.35	29,637	0
	Total		45,793
	SCIRP	1.44	50,659	0
D. Zeleny	Pension Restoration	1.44	29,177	0
	SERP	1.44	96,419	0
	Total		176,255

NOTES TO TABLE:

[1]

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2011 at a discount rate of 4.15%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement, determined using interest rate and mortality table assumptions applicable under current IRS regulations for qualified pension plans. As defined under Pension Protection Act of 2006, or PPA, the interest rates used to calculate the lump-sum equivalent of annuity payments are based on three segment rates. This basis is phased in from the 2007 rules at a rate of 20% per year beginning in 2008. The mortality table used for lump-sum calculations has been updated as defined by PPA. In addition, the value of the lump sum payment includes the estimated value of the 50% postretirement death benefit payable to the spouse of a retired participant under the SERP and Final Average Pay formula benefits described below, if married. It is assumed that 90% of all male members are married and 60% of females are married, with wives assumed to be 3 years younger than husbands. The assumed retirement age for each executive is the earliest age at which the executive could receive retirement benefits without any benefit reduction due to age. For Ms. Elsenhans, Mr. MacDonald, Mr. Owens, Ms. Fox and Mr. Zeleny, the assumed retirement age is 62. Actual benefit present values will vary from these estimates depending on many factors, including actual retirement age, final service, future compensation levels, interest rate movements and regulatory changes.

The retirement plans require a certain number of years of credited service to be vested in the accrued benefit—three years for the SCIRP and Pension Restoration, and age 55 with five years of service for SERP. The amounts in this column for those NEOS who have less than the required years of service and/or age reflect the benefit accumulated assuming the benefit is vested as of the date indicated.

[2]

Under a prior agreement when he joined the Company, Mr. Owens was credited with an additional eight years of service under the SERP for service with prior employers upon joining Sunoco in 1997. His actual credited years of service with Sunoco under SCIRP and the Pension Restoration Plan is 13.45 years, in accordance with the terms of the respective plans. The present value associated with granting 8.0 additional years of credited service in the SERP is approximately $0, estimated at year-end 2011.

The NEOs historically have been eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan, a qualified plan, and the Sunoco, Inc. Pension Restoration Plan and the Sunoco, Inc. Executive Retirement Plan, two nonqualified plans. Benefits under each of these plans are calculated based on cash compensation including both base salary and annual incentives. (See the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 49 for the NEOs’ 2011 salary and annual incentives). Consistent with actions taken by employers in other industries, and based on the belief that such action is in the best interest of the Company, effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many hourly employees. This includes any pension benefits that the NEOs may have accrued and are vested under the Sunoco, Inc. Retirement Plan and the Executive Retirement Plan, or SERP.

The Sunoco, Inc. Retirement Plan

The Sunoco, Inc. Retirement Plan, or SCIRP, is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. SCIRP provides for normal retirement at age 65. The plan includes two benefit formulas—Final Average Pay formula (for employee hired before January 1, 1987) and the Career Pay (cash balance) formula (for employees hired on or after January 1, 1987). The NEOs were all hired after January 1, 1987, and their benefits would be calculated under the Career Pay (cash balance) formula, as follows:

■	The benefit is expressed in the plan as an account balance, which is comprised of pay credits and indexing adjustments.
■

Pay credits equal 7% of annual earnings, through June 30, 2010, up to the Social Security (FICA) Wage Base, ($106,800 in 2011) plus 12% of annual earnings, through June 30, 2010, that exceeds the Wage Base.

■

The indexing adjustment equals the account balance at the end of each month multiplied by the monthly change in the All-Urban Consumer Price Index, plus 0.17%. However, if in any month the formula indexing adjustment would be negative, the actual adjustment would be zero for such month. Indexing continues through payment of the benefit, as it was not impacted by the pension freeze on June 30, 2010.

Under the Career Pay formula, an employee may retire at the Normal Retirement Age of 65, or may retire as early as age 55 with at least 10 years of service. Effective January 1, 2008, all employees are 100% vested in their benefits after completing three years of eligible service. The normal form of benefit under SCIRP is an annuity for the life of the employee, with 50% of that annuity paid for the life of the employee’s surviving spouse, if married (50% Joint and Survivor Benefit). This 50% Joint and Survivor Benefit is reduced actuarially for participants who receive benefits under the Career Pay formula. Other forms of payment, such as a lump sum and other annuity options, are also offered. Under the Career Pay formula, the lump sum is equal to the value of the employee’s account.

SCIRP is subject to qualified plan IRC limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits. For 2011, the limit on the compensation that may be used was $245,000, and will increase to $250,000 in 2012. The limit on annual benefits payable for an employee retiring at age 65 in 2011 was $195,000. Benefits in excess of those permitted under the statutory limits are paid from the Pension Restoration Plan, described below. The amounts presented in the table above are the present values of the NEO’s account values based on accrued benefits as of December 31, 2011.

Pension Restoration Plan

The Pension Restoration Plan is a nonqualified defined benefit plan that provides retirement benefits that would be provided under SCIRP, but are prohibited from being paid from SCIRP due to IRC limits. (See the discussion regarding SCIRP above for the limits.) The benefit paid by the Pension Restoration Plan is the excess of the total benefit accrued under SCIRP that is greater than the benefit amount that SCIRP is permitted to provide under the IRC. Benefits under the Pension Restoration Plan are paid in a lump sum. Payment of benefits is made upon termination of employment, except that payment of amounts subject to IRC Section 409A is delayed until six months after separation from service for any specified employee as defined under IRC Section 409A.

Sunoco, Inc. Executive Retirement Plan

The Sunoco, Inc. Executive Retirement Plan, or SERP, is a nonqualified defined benefit plan that may cover certain executive employees, including the NEOs. The SERP may provide pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan. All SERP benefits are offset by SCIRP and Pension Restoration Plan benefits. An NEO must be at least 55 years old with five years of Executive Service (defined below) to be eligible for a retirement benefit under SERP. SERP also provides certain benefits in the event of involuntary termination, or a change in control, for executives under age 55.

SERP includes three benefit calculation formulas:

(1)	SCIRP Final Average Pay formula.

■	Benefit is expressed in the plan as an annuity payable on an annual basis.
■

Benefit equals 1 2/3% of Final Average Pay (the average earnings during the 36 consecutive months of highest earnings in the last ten years prior to retirement) multiplied by the credited service up to 30 years, plus 3/4% of final average pay multiplied by the credited service over 30 years.

■	The amount is then reduced by 1 2/3% of the estimated Social Security Primary Insurance amount multiplied by the credited years of service up to a maximum of 30 years.
■	Maximum Normal Retirement benefits under this formula are 50% of Final Average Pay.
■

The Final Average Pay benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 (and at least 10 years of service) being 75% of the unreduced Final Average Pay benefit.

■	The Social Security offset is also reduced if benefits are payable earlier than age 65.

(2)	Minimum Benefit formula.

■	The benefit equals 3 1/3% of final average pay multiplied by credited service up to 12 years, with the maximum benefit under this formula equal to 40% of final average pay.
■	The Minimum Benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75% of the unreduced Minimum Benefit.
■	The Minimum Benefit is offset by the value of benefits paid by a prior employer’s qualified and non-qualified retirement plans.

(3)	Executive Service formula.

■	The benefit equals 2 1/4% of final average pay multiplied by Executive Service, with the maximum benefit under this formula equal to 50% of final average pay.
■

The Executive Service benefit is reduced by 5/12% for each month that retirement precedes age 62 (down to age 55), with the early retirement benefit at age 55 being 65% of the unreduced Executive Service Benefit. There is no reduction when payments start at age 62 or later.

■

Executive Service means service with Sunoco while the participant was an Executive Resources employee, except that in the case of a Principal Officer who becomes a participant after December 31, 2002, Executive Service includes only service while a Principal Officer (as defined below).

in each of the formulas, earnings and credited service were frozen as of June 30, 2010. For executives who were participants on January 1, 2003 (Mr. Owens), the SERP benefit equals the highest benefit resulting from the three calculations, but is offset by SCIRP and Pension Restoration Plan benefits. For purposes of calculating his benefits under the SERP, Mr. Owens has been credited with eight additional years of service due to prior service with certain former employers. Any SERP benefit calculated under the SERP Minimum Benefit formula will be offset by accrued benefits from the pension plans or prior employers.

For Principal Officer Participants who became participants after January 1, 2003 (Ms. Elsenhans, Ms, Fox, and Messrs. MacDonald and Zeleny), benefits are calculated under the Executive Service Formula only. These benefits are offset by SCIRP and the Pension Restoration Plan. SERP benefits are paid as a lump sum. The actual amount distributed under SERP depends upon the interest rates and the mortality tables in effect at the time of retirement. SERP benefits are calculated using the same actuarial factors applicable under SCIRP. Payment of benefits is made upon termination of employment, except that payment of amounts subject to IRC 409A is delayed until six months after separation from service for any specified employee as defined under IRC Section 409A.

The two nonqualified benefit plans are unfunded. The benefits from the nonqualified benefit plans are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Nonqualified Deferred Compensation in 2011

Name	Source	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[3] ($)

L. L. Elsenhans	Savings Restoration Plan	51,300	82,080	(669)	0	316,274
	Executive Involuntary Deferred Compensation Plan	—	—	—	—	541,270

B. P. MacDonald	Savings Restoration Plan	22,333	35,133	(6,961)	0	86,624
	Executive Involuntary Deferred Compensation Plan	—	—	—	—	374,407

R. W. Owens	Savings Restoration Plan	16,469	39,086	18,124	0	550,784
	Executive Involuntary Deferred Compensation Plan	—	—	—	—	167,536

S. L. Fox	Savings Restoration Plan	14,833	23,373	62	0	38,269
	Executive Involuntary Deferred Compensation Plan	—	—	—	—	208,828

D. Zeleny	Savings Restoration Plan	12,542	20,067	1,321	0	64,434
	Executive Involuntary Deferred Compensation Plan	—	—	—	—	84,902

NOTES TO TABLE:

[1]

These amounts reflect the Company match and the discretionary profit sharing contribution made by the Company under the Savings Restoration Plan (described below), which are also included in the Summary Compensation Table in the “All Other Compensation” column.

[2]

These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions and the Company’s matching and profit-sharing contributions under the Savings Restoration Plan, which are based upon how their contributions under SunCAP, Sunoco’s 401(k) plan, are invested.

[3]

The aggregate balances under the Savings Restoration Plan include the following aggregate amounts of Company matches and profit sharing contributions under the Savings Restoration Plan that were previously reported in Summary Compensation Tables as compensation in prior proxy statements when the individual NEO was included as an NEO, and does not include the amounts in the “Registrant Contributions” column above: Ms. Elsenhans—$111,376; Mr. MacDonald—$20,313; and Mr. Owens—$162,066. In addition, since the executives’ contributions come out of their salary, to the extent the NEO was included the Summary Compensation Table and his or her salary listed, the executive contribution for that year would have been included in the reported salary for the respective year.

The aggregate balances under the Executive Involuntary Deferred Compensation Plan include: (i) the portion of the 2010 annual incentive award that was deferred; and (ii) in the following aggregate amounts, credited as dividend equivalents during 2011: Ms. Elsenhans – $6,262; Mr. MacDonald—$4,331; Mr. Owens —$1,938; Ms. Fox—$2,416; and Mr. Zeleny—$982. Beginning in March 2012, amounts credited to the participant’s account in the Executive Involuntary Deferred Compensation Plan will be paid out in cash, in three consecutive annual installments.

The Nonqualified Deferred Compensation in 2011 Table above includes deferred compensation provided to or earned by the NEOs in 2011 under the Sunoco, Inc. Savings Restoration Plan, the Executive Involuntary Deferred Compensation Plan and the remaining allotment for use toward financial planning. The NEOs may participate in the Sunoco, Inc. Savings Restoration Plan, which is a nonqualified plan that is made available to employees who participate in SunCAP (the Company’s 401(k) Plan) and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the IRC. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. The executive’s contributions, the matching contributions and any profit sharing contributions by Sunoco are credited to the extent that they would be credited under SunCAP (i.e., allocated among the investment funds selected by the executive in SunCAP) (up to a maximum of 5% of base salary in the case of matching contributions and beginning July 1, 2010 up to 3% or 7% of base salary in the case of applicable profit sharing contributions). The investment funds are the same as those available to all employees participating in SunCAP. The participant will receive earnings, depending on the fund the contributions are allocated to, which are calculated in the same manner and at the same rate as earnings to employees participating in similar funds in SunCAP.

Other Potential Post-Employment Payments

Sunoco does not have special severance agreements under which payments are made to any NEO. Potential payments, however, may be available to a NEO under the terms of Sunoco’s compensation and benefit plans at, following, or in connection with, a termination of employment. The terms applicable to those potential payments in various termination scenarios are discussed below. Any payments that would be provided to a NEO under plans generally available to management employees similarly situated to the NEOs in age, years of service, date of hire, etc. (such as death and disability benefits, accrued vacation, retiree medical and life insurance benefits) are not quantified in the following tabular information. The discussion below assumes each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and agreements if the NEO’s employment had terminated on December 31, 2011. The information is provided relative to the NEO’s compensation and service levels as of the date specified. If applicable, they are based on the Company’s closing stock price on the specified date.

Terms of Potential Payments

The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

•	Voluntary Termination (resignations)

•	Involuntary Termination Without Cause

•	Involuntary Termination For Cause

•	Retirement

♦     Equity Awards.     Under the LTPEP II, in the event of retirement, for awards prior to December 2008, all outstanding stock options would be exercisable for sixty months (but not beyond the end of the original ten-year option term). All outstanding performance-based CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals. Under the LTPEP II, and LTPEP III, For awards made in December 2008 and thereafter, outstanding unvested stock options would terminate, all vested stock options would continue to be exercisable during the remaining term of the stock options, and outstanding performance-based CSUs would continue to the end of the performance period, and payment, if any, would be prorated based on when during the performance period the NEO retired. Time-vesting CSUs would be canceled as of the termination date.

If a NEO is terminated without cause and he or she is retirement-eligible, the outstanding equity awards would be handled as described above in the retirement scenario. Of the NEOs, only Mr. Owens is retirement-eligible; Ms. Elsenhans, Ms. Fox, and Messrs. MacDonald and Zeleny are not retirement eligible. If the NEO is not retirement-eligible at the time that he or she voluntarily leaves, or is terminated without cause, all unvested stock options would terminate immediately, and all vested stock options would expire ninety days following the termination date. All outstanding CSUs would be forfeited on the termination date.

In the event of a termination for cause, all unvested and vested stock options would immediately terminate, and all outstanding CSUs would be forfeited on the termination date regardless of whether or not the NEO is retirement-eligible.

♦    Annual Incentive.    Under the Senior Executive Incentive Plan, if a non-retirement eligible NEO resigns from Sunoco prior to December 31 of any plan year, he/she would not receive any annual incentive award for that plan year. However, he or she would receive the entire annual incentive amount that would be payable for that plan year if the resignation was on December 31 of the plan year or thereafter. A NEO who leaves the Company due to retirement, death, permanent disability, approved leave of absence, or is terminated without cause, would receive a prorated annual incentive based on the date of termination of employment. If a NEO is retirement-eligible and retires or is terminated not for cause on December 31 or thereafter, the NEO would receive the entire annual incentive amount. If a NEO is terminated for cause, any annual incentive award for that plan year would be forfeited.

♦    Severance.    If a NEO is terminated not for cause, severance would be paid pursuant to the Sunoco, Inc. Executive Involuntary Severance Plan, or the Involuntary Termination Plan. The Involuntary Termination Plan provides severance allowances to executives who are participants under the plan and whose employment is terminated by the Company for other than just cause, death or disability. This plan is available to Sunoco’s NEOs, who are current employees, approximately 30 other executives who were participants in the plan on December 1, 2011, and employees who become executives after December 1, 2011 and who are designated as a participant by the CEO. Under the plan, Ms. Elsenhans would receive severance payments for a period of and equal to two years of base salary plus the guideline annual incentive in effect on the termination date. Ms. Fox and Messrs. MacDonald, Owens and Zeleny would receive severance payments for a period of and equal to one and one-half years of base salary plus their guideline annual incentive in effect on the termination date. “Just cause” is defined in the Executive Involuntary Severance Plan.

♦    Pension Benefits.    Effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many non-union employees. This includes any pension benefits that the NEOs may have accrued and are vested under SCIRP and SERP. Any benefits accrued as of that date will be frozen. Benefits accrued under Sunoco’s retirement plans would be paid according to the terms of those plans applicable to the NEO’s status—if the NEO is retirement-eligible, he or she would receive the benefits applicable to a retiring employee; if the NEO is not retirement-eligible, he or she would receive the benefits applicable to separated employees. To the extent that the amount payable under the Sunoco, Inc. Retirement Plan, or SCIRP, exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan. For NEOs that are not retirement-eligible, under the Sunoco, Inc. Executive Retirement Plan, or SERP, the Company’s mid-career supplemental executive retirement plan, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination and then discounted to the date of termination. Benefits calculated are then offset by the discounted value of SCIRP and Pension Restoration Plan benefits.

A description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the credited years of service and the present value of each NEO’s accumulated pension benefit, are described in the Pension Benefits table and the accompanying footnotes and narrative on pages 55 through 58. The pension benefits (other than SERP) are available to employees hired on or before June 30, 2010 generally and are not quantified in the Potential Payments Upon Termination or Termination in the Event of a Change in Control table on page 64.

Termination in the Event of a Change in Control

In the event of a change in control, Sunoco’s plans provide for: (1) severance benefits, (2) additional pension benefits and (3) full vesting and immediate exercisability of unvested stock options granted prior to 2012, and accelerated vesting of outstanding CSUs granted prior to 2012. Effective in 2012, however, Sunoco has implemented a “double-trigger” for accelerated vesting of equity so that, beginning with the 2012 equity grants, accelerated vesting may occur only if there is a change in control and the employee is actually, or constructively terminated. Under Sunoco’s plans, executives hired prior to November 25, 2008 are entitled to reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control. Executives hired after November 25, 2008 (Ms. Fox and Messrs. MacDonald and Zeleny) will not receive the excise tax gross up. For a description of the IRC Section 280G gross up, see page 44 in the CD&A.

♦     Severance.    The Sunoco, Inc. Special Executive Severance Plan, or CIC Plan, provides severance allowances to executives whose employment is terminated in connection with or following a change in control of the Company. Sunoco’s NEOs who are current employees participate in this plan. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the untimely departure or distraction of key management personnel. Payment of severance benefits requires a change in control and a termination of employment after the change in control. If involuntary termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a change in control, the CIC Plan would provide severance benefits. In the case of the CEO and the other NEOs, severance would be payable in a lump sum equal to three times annual compensation. For these purposes, annual compensation consists of:

(1)	the executive’s annual base salary in effect immediately prior to a change in control or immediately prior to his or her employment termination date, whichever is greater; plus

(2)	the greater of 100% of his or her annual incentive guideline in effect immediately before the change in control or employment termination date, or the average annual incentive awarded to the NEO with respect to the three years ending before the change in control or ending before the employment termination date.

♦     Pension benefits.    As noted above, effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many non-union employees. This includes any pension benefits that the NEOs may have accrued and are vested under SCIRP and SERP. Any benefits accrued as of that date will be frozen. In the event of a change in control, under SCIRP, the qualified retirement plan for employees, the benefits of an NEO hired before September 1, 2001 (Mr. Owens), whose employment is terminated after a change in control are increased to provide for a contribution to the cash balance account for three years of additional service, subject to a reduction for service after a change in control. To the extent that the amount payable under SCIRP exceeds the amount available due to IRC limits, the remaining amount would be paid under the Pension Restoration Plan.

Under SERP, the Company’s mid-career supplemental executive retirement plan, after a change in control and a qualifying termination a participant becomes 100% vested in his or her SERP benefit (regardless of age). A participant’s service is increased by three years, subject to reduction for service after the change in control. For NEOs that are not retirement-eligible under SERP, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination (including the three years of additional service) and then discounted to the date of termination. Benefits thus calculated are then offset by the discounted value of the SCIRP and Pension Restoration Plan benefits.

♦    Equity Awards.    Under LTPEP II, if a change in control occurs, each outstanding stock option will become immediately and fully exercisable. For stock options granted before November 1, 2007, if there is a termination not for cause, the stock options will terminate ninety days following the termination date. For stock options granted on or after November 1, 2007, if there is a termination not for cause within two years of the change in control, the stock options will expire one year after the termination date; and if the termination occurs after the two-year anniversary of the change in control, the stock options will expire ninety days following the termination date. Prior to December 2007, stock options were generally granted with an equal number of limited rights. The limited rights may be exercised during the seven-month period following the date of a change in control (or, if earlier, within the period starting on the date of a change in control and ending seventy days after the end of the calendar year in which the change in control occurs), and permit the holder to be paid in cash the appreciation on a stock option (the difference between the option price and highest trading price or price paid during a specified period) instead of receiving shares by exercising the option. The limited rights remain exercisable during the exercise period if the participant leaves as a result of a qualifying termination. All performance-based and time-vesting CSUs will fully vest if a change in control occurs. The performance-based CSUs that have been outstanding for more than one year will be paid out at the greater of target or in an amount in line with actual performance results, and those that have been outstanding for less than one year will be paid out at target. The total number of time-vesting CSUs outstanding will be paid out.

The following table reflects estimated payments to NEOs upon termination or termination in the event of a change in control. The estimates are based upon the following assumptions:

➢	The price of Sunoco stock is the price at the close on December 31, 2011 ($41.02/share), and the NEO’s employment terminated on December 31, 2011; and

➢

Pension lump-sum values are based on the applicable segment interest rates being phased in under the Pension Protection Act passed by the U.S. Congress (one rate is used for the first 5 years; a second rate is used for years 5 through 20 and a third rate is used for years 20 and beyond).

Potential Payments Upon Termination, or Termination in the Event of a Change in Control

Name	Scenario	Severance ($)	Additional Pension Benefits ($)	Accelerated Options[1] ($)	Accelerated Performance- Based CSUs[2] ($)	Accelerated Time- vesting CSUs ($)[2]	280G Excise Tax and Gross-Up ($)[3]	Other Benefits ($)[4]	Total ($)

L. L. Elsenhans	Resignation	0	0	0	0	0	0	0	0
	Involuntary Termination not for Cause	6,002,840	353,391	0	0	0	0	44,316	6,400,547
	Involuntary Termination for Cause	0	0	0	0	0	0	0	0
	Change in Control	9,004,260	3,170,863	2,020,432	6,573,569	8,274,232	8,324,914	54,874	37,423,144

B. P. MacDonald[5]	Resignation	0	0	0	0	0	0	0	0
	Involuntary Termination not for Cause	1,942,500	83,567	0	0	0	0	45,945	2,072,012
	Involuntary Termination for Cause	0	0	0	0	0	0	0	0
	Change in Control	4,440,000	763,803	1,024,155	1,938,133	4,924,231	0	68,358	13,158,681

R. W. Owens[6]	Resignation	0	0	0	404,395	0	0	0	404,395
	Involuntary Termination not for Cause	1,343,850	0	0	0	0	0	45,446	1,389,296
	Involuntary Termination for Cause	0	0	0	0	0	0	0	0
	Change in Control	2,909,419	887,770	241,871	876,270	1,223,868	0	67,359	6,206,557

S. L. Fox[5]	Resignation	0	0	0	0	0	0	0	0
	Involuntary Termination not for Cause	1,485,000	44,857	0	0	0	0	44,612	1,574,469
	Involuntary Termination for Cause	0	0	0	0	0	0	0	0
	Change in Control	4,275,000	885,791	258,109	1,018,511	1,054,529	0	65,692	7,557,632

D. Zeleny	Resignation	0	0	0	0	0	0	0	0
	Involuntary Termination not for Cause	1,275,000	171,114	0	0	0	0	45,368	1,491,482
	Involuntary Termination for Cause	0	0	0	0	0	0	0	0
	Change in Control	2,550,000	952,069	219,040	737,014	884,021	0	67,203	5,409,347

NOTES TO TABLE:

[1]	Value realized if accelerated stock options were exercised on December 31, 2011.

[2]	Amounts payable in the event of a change in control.

[3]

Amounts payable in the event of a qualifying termination following a change in control. Mr. MacDonald, Ms. Fox and Mr. Zeleny joined Sunoco after November 25, 2008, and are not eligible for the 280G gross-up.

[4]	Other benefits include outplacement and health and welfare costs.

[5]

Pursuant to the terms of their respective offer letters, these individuals would be required to reimburse to the Company certain amounts of their sign-on bonuses and certain moving and relocation expenses in the event of a voluntary termination or an involuntary termination for cause.

[6]

Under the resignation scenario, since Mr. Owens is retirement-eligible, his outstanding performance-based CSUs would continue to the end of the performance period, and payment, if any, would be pro-rated, based upon the timing (relative to the performance period) of his departure from Sunoco.

DIRECTORS’ COMPENSATION

The following table reflects the compensation earned by each independent director during fiscal year 2011. The CEO receives no additional compensation for his/her services as a director.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[4] ($)	Total ($)

I. C. Britt	9,205	11,869	—	—	—	0	21,074

C. C. Casciato	114,849	135,062	—	—	—	0	249,911

W. H. Easter, III	9,205	11,869	—	—	—	0	21,074

G. W. Edwards	105,000	135,062	—	—	—	12,862	252,924

U. O. Fairbairn[5]	95,000	135,062	—	—	—	14,311	244,373

R. B. Greco[6]	41,209	46,419	—	—	—	6,095	93,723

J. P. Jones, III[5]	130,000	135,062	—	—	—	17,441	282,503

J. G. Kaiser[5]	95,000	135,062	—	—	—	9,273	239,335

J. W. Rowe[5,6]	105,000	135,062	—	—	—	20,602	260,664

J. K. Wulff[5]	120,000	135,062	—	—	—	15,438	270,500

NOTES TO TABLE:

[1]

The amounts in this column are the cash retainers received by the directors in 2011. The cash retainer is paid quarterly. The directors may elect to receive these retainers in cash, stock or to defer all or a portion of their cash retainer under the Directors’ Deferred Compensation Plans (described below). The directors who deferred all or a portion of their cash retainers during 2011 were: G. W. Edwards and J. P. Jones, III.

[2]

The amount in this column is the dollar value of the stock retainer received in 2011. The stock retainer is paid quarterly, and the directors may elect either to receive this retainer in stock, or to defer receipt in the form of share units. The amount reflects the value of the shares on the date of grant. G. W. Edwards; J. P. Jones, III; J. W. Rowe; and J. K. Wulff elected to defer all or a portion of their stock retainer in 2011.

As of December 31, 2011, each director had the following aggregate number of share units accumulated in an account for their years of service as a result of the involuntary deferral of the Annual Restricted Share Credit under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: C. C. Casciato—0; G. W. Edwards—1,281; U. O. Fairbairn—9,083; R. B. Greco—13,167; J. P. Jones, III—2,706; J. G. Kaiser—15,605; J. W. Rowe—5,391; and J. K. Wulff—4,929.

As of December 31, 2011, the directors had the following aggregate number of share units accumulated in an account for their years of service as a result of voluntary deferrals of stock retainers, cash retainers and/or fees, under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: C. C. Casciato—0; G. W. Edwards—24,243; U. O. Fairbairn—14,998; R. B. Greco—27,610; J. P. Jones, III—30,928; J. G. Kaiser—0; J. W. Rowe—31,463; and J. K. Wulff—23,233.

For directors who have not deferred their stock retainer, the number of shares received and outstanding is included in the Directors’ and Officers’ Ownership of Sunoco Stock table on page 24. This table also includes share units in the directors’ deferred compensation accounts.

[3]

Under LTPEP II, stock options were awarded as part of the directors’ annual compensation package in May 2001 and May 2002. At the time of the 2001 and 2002 awards, the exercise prices were $18.20 and $17.62, respectively (as adjusted for the stock split in August 2005). In 2003, the Company discontinued granting stock options to the independent directors. As of December 31, 2011, only one independent director had outstanding stock options: U. O. Fairbairn—3,332. Ms. Fairbairn exercised all of these options in February 2012.

[4]	The amounts in this column include dividend equivalents earned on deferred compensation during 2011 (which are also included in the deferred share unit balances described in footnotes 1 and 2).

[5]	These individuals were chairs of committees during 2011.

NOTES TO TABLE: (CONTINUED)

[6]

Ms. Greco decided not stand for re-election at the May 2011 Annual Meeting, and retired from the Board at that time. The entire amounts she deferred while she was a director were converted to cash units under the Directors’ Deferred Compensation Plan in May 2011. The aggregate amounts accumulated in 2011 in both the involuntary and voluntary deferred accounts, including dividend equivalents, were 13,167 and 27,610, respectively.

Mr. Rowe notified the Company in November 2011, of his decision to retire from the Board, effective as of December 31, 2011.

Directors’ Compensation Philosophy:    Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. A compensation consultant advises the Governance Committee of the Board each year regarding emerging trends in director compensation. Since December 2007, Semler Brossy Consulting Group, LLC has been engaged as the independent compensation consultant. The compensation consultant benchmarks Sunoco’s director compensation compared to Sunoco’s peer group, the oil industry generally and general industry data. Directors have been compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. In order to simplify its directors’ compensation program, in March 2009, Sunoco’s Board of Directors approved a new “retainer-only” program, which became effective following the May 2009 Annual Meeting of Shareholders, following shareholder approval of the amended and restated Retainer Stock Plan for Outside Directors. Under this program, the director retainer is $230,000 annually, $95,000 (41%) paid in cash and $135,000 (59%) in the form of shares of Sunoco common stock. The Presiding Director, all Committee Chairs and Audit Committee members receive an annual retainer for their service. Under the amended and restated Retainer Stock Plan for Outside Directors, the directors may elect to take all or a portion of their cash retainers in the form of stock. The retainers are paid quarterly. The table below summarizes the current structure of Sunoco’s director compensation program:

Directors’ Compensation Program

BOARD SERVICE

Annual Retainer (Cash Portion)	$95,000

Annual Retainer (Stock Portion)	$135,000

TOTAL (excluding Committee Chair Retainers, Audit Committee Member Retainer and Presiding Director Retainer)	$230,000

COMMITTEE SERVICE

Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• Governance Committee Chair	$10,000
• Corporate Responsibility Committee Chair	$10,000

Annual Audit Committee Member Retainer	$10,000

Annual Presiding Director Retainer	$25,000

Directors’ Deferred Compensation Plan I and II:    The Directors’ Deferred Compensation Plan I (“Plan I”) and the Directors’ Deferred Compensation Plan II (“Plan II”) permit independent directors to defer a portion of their compensation. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate set annually by the Board of Directors. In 2011, using the 120% of the Applicable Federal Rate, or AFR, the interest rate was 4.02%. A share unit is treated as if it was invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment.

Retainer Stock Plan for Outside Directors:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is paid quarterly in shares of common stock having an aggregate market value at the time of payment approximately equal to one-fourth of the annual stock-based retainer. The plan also provides that each director may elect to similarly receive payment of all or a portion of his or her cash retainer(s) in the form of common stock.

Long-Term Performance Enhancement Plan III:    LTPEP III provides that stock option awards may be made to independent directors of the Company. The stock options generally have a ten-year term. In 2003, the Company discontinued granting stock options to the Company’s independent directors. The Directors’ Retainer Stock Plan and LTPEP III, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including Plan I and Plan II. Assets held by this Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses:    Directors are reimbursed for business expenses related to attendance at Sunoco meetings, including lodging, meals and transportation to and from board and committee meetings When a director is accompanied by a spouse attending a Sunoco event/function, the travel expenses of the spouse will be reimbursed. An amount of imputed income (not grossed up for taxes) will be credited to a director who is accompanied by a spouse while travelling on Sunoco corporate aircraft to and from Sunoco meetings. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least $525,000. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held under Plan I and Plan II. New directors are allowed a five-year phase-in period to comply with the guidelines. In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common stock prior to standing for election as a director for the first time. Sunoco directors are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities.

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco pay on behalf of its directors and officers, to the extent permitted by Pennsylvania law, all expenses (including attorneys’ fees and disbursements) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

QUESTIONS AND ANSWERS

1.	Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:	Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to the shareholders on the Internet rather than mailing paper copies to each shareholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice, in the mail, you will not receive a paper copy of these materials unless you request to receive paper copies. All shareholders will have the ability to access the proxy materials. Instructions on how to do so or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis. The Notice will also instruct you on how you may vote your shares, and how you may access your proxy card to vote over the Internet. We believe that this process will reduce the environmental impact and lower the Company’s costs of printing and distributing our proxy materials.

2.	Q:	Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 15, 2012, are entitled to vote at the Annual Meeting.

3.	Q:	How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank, broker or other nominee);
(2)	the Internet, at the address provided on the Notice, or on each proxy or vote instruction card;
(3)	marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR proposals 1 through 3, and AGAINST proposal 4; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan, or SunCAP, Sunoco’s 401(k) Plan for employees, see Question 9.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the Notice of Internet Availability of Proxy Materials or on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 2, 2012. Voting instructions from SunCAP participants must be received no later than 11:59 p.m. Eastern U.S. Time on April 30, 2012.

4.	Q:	How do I revoke or change my vote?
A:	You may revoke or change your vote by:
(1)	notifying Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, or Sunoco’s designated agent, Computershare Investor Services, or Computershare, in writing at any time before the meeting at P.O. Box 43078, Providence, RI 02940-3078 (if by regular mail) or at 250 Royall Street, Canton, MA 02021 (if by overnight delivery);
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

5 .	Q:	Who will count the vote?
A:	Representatives of Computershare, an independent tabulator, will count the vote and act as the judge of election.

6.	Q:	Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to Computershare and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit Computershare to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

7.	Q:	What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

8.	Q:	How many shares can vote?
A:	As of the February 15, 2012 record date, 106,881,125 of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

9.	Q:	How is Sunoco common stock in SunCAP voted?
A:	If your shares of Sunoco common stock are held in custody for your account by the Vanguard Fiduciary Trust Company, or Vanguard, as trustee for SunCAP, you may vote by instructing Vanguard how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants. Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 6, which apply to all shareholders.

10.	Q:	What is a “quorum”? What are the voting requirements to elect directors and to approve any other proposals discussed in the proxy statement?
A:	A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum so long as your shares are voted on at least one item of business, other than a procedural motion.

•

Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHOLD vote has the effect of a negative vote in the election of directors. Abstentions and withhold votes are counted as shares present and entitled to be voted.

•

Broker Non-Votes: Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks the authority to vote the shares at his/her discretion. Brokers do not have the discretion to vote their client’s shares on the election of directors, or corporate governance proposals, without actual instructions from the holders of the shares. If the broker does not receive instructions on how to vote a shareholder’s shares, the broker will have discretion to vote the shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm. The broker will not have discretion to vote on non-routine matters absent direction from the shareholder, including the election of directors, corporate governance proposals, any management proposals deemed to be non-routine, and shareholders proposals. If a broker has authority to vote the shares at his or her discretion without voting instructions from the shareholder on a matter, and the broker votes the shares on the matter and the matter is not a procedural motion, the shares will be deemed present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other matter. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, since they are not counted as shares present and entitled to vote.

With regard to Proposal 1, you may vote FOR or WITHHOLD with respect to the election of directors. Sunoco’s Bylaws set forth the procedures if a director-nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, if an incumbent nominee for director does not receive at least a majority of the votes cast at a meeting at which a quorum is present and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a director’s election exceeds 50% of the number of votes cast with respect to the director’s election. “Votes cast” include votes to withhold authority and exclude abstentions with respect to that director’s election (to the extent abstentions are permitted). For an incumbent director, the committee established by the Board to evaluate candidates for nomination of directors will evaluate the tendered resignation and make a recommendation to the Board. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve: (i) until the next annual meeting and until his successor is duly elected; or (ii) his earlier death, resignation or removal. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to Sunoco’s Bylaws. Full details of these procedures are set forth in Sunoco’s Bylaws.

Proposals 2, 3 and 4 must receive more than 50% of the votes cast at the meeting to be adopted.

11.	Q:	Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 15, 2012 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you would like to attend, please write to the Senior Vice President, General Counsel and Corporate Secretary, Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

12.	Q:	How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2012 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to Brian P. MacDonald, Sunoco’s President and CEO, and Stacy L. Fox, Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, to vote on such matters at their discretion.

13.	Q:	Does any shareholder own 5% or more of Sunoco’s common stock?
A:	BlackRock, Inc., FMR LLC, State Street Corporation and The Vanguard Group, Inc. have reported the following ownership of Sunoco’s common stock, as of December 31, 2011. The information below is based on the most recent Schedules 13G filed with the Securities and Exchange Commission, or SEC, except as otherwise known by the Company.

Shareholder Name and Address	Shares	Percent of Outstanding Shares

BlackRock, Inc.[1]
40 East 52nd Street	5,338,570	5.00%
New York, NY 10022

State Street Corporation[2]
State Street Financial Center	7,335,101	6.90%
One Lincoln Street
Boston, MA 02111

The Vanguard Group, Inc.[3]
100 Vanguard Blvd.	6,251,132	5.85%
Malvern, PA 19355

NOTES TO TABLE:

[1]

According to a Schedule 13G, dated February 9, 2012 filed with the SEC, BlackRock, Inc. holds sole voting power over 5,338,570 shares and sole power to dispose or direct the disposition of 5,338,570 shares.

[2]	According to a Schedule 13G dated February 9, 2012 filed with the SEC, State Street Corporation holds shared voting power over 7,335,101 shares, and shared dispositive power over 7,335,101 shares.

[3]

According to a Schedule 13G/A dated February 8, 2012 filed with the SEC, The Vanguard Group holds sole voting power over 148,610 shares, sole dispositive power over 6,102,522 shares, and shared dispositive power over 148,610 shares.

14.	Q:	When are the shareholder proposals (other than a nomination for Election to the Board of Directors) for the 2013 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals (other than a nomination for election to the Board of Directors) must be submitted in writing to the Senior Vice President, General Counsel and Corporate Secretary, Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103 by November 14, 2012.

Additionally, Sunoco’s advance notice bylaw provisions require that if a shareholder proposal (other than a nomination for election to the Board of Directors) is not to be included in the proxy statement, but instead is to be presented from the floor of the 2013 Annual Meeting or otherwise, that proposal must be submitted in writing to the Senior Vice President, General Counsel and Corporate Secretary, at the above address, no earlier than December 1 and no later than December 31 prior to the annual meeting of shareholders at which the proposal is to be presented. However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary of the preceding year’s annual meeting, or delayed more than 60 days after such anniversary date, such written notice must be delivered at least 120 days but not more than 150 days prior to the annual meeting. This written notice must be accompanied by:

•	the name, residence and business addresses of the proposing shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made);

•	text of the proposal to be presented;

•	a brief written statement of the reasons for the shareholder’s (and/or beneficial owner’s, if any) support of the proposal;

•

a representation that the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) is a record holder or beneficial owner of Sunoco stock and the number and class or series of shares held as well as a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made), including derivatives, hedged positions and all other direct or indirect economic or voting interests;

•	a representation that the shareholder is entitled to vote, and intends to appear in person or by proxy, at the 2013 Annual Meeting to present the proposal;

•	a representation as to whether such shareholder intends to deliver a proxy statement regarding such proposal to be presented to the other shareholders of Sunoco;

•	a detailed description of any material interest of such shareholder in the proposal; and

•

a detailed description of any and all direct or indirect arrangements, or understandings during the past three years between and among the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) and any other persons (including their names) in connection with the proposal, and their respective affiliates and associates, or others in concert therewith.

A proposal may be presented from the floor only after Sunoco’s Chairman has determined that it is a proper matter for consideration under our bylaws. Additionally, if the Board of Directors, after affording the shareholder a reasonable opportunity to cure any deficiency which the Board of Directors identifies in the original notice, determines that notice of a proposal was not effected in accordance with the foregoing procedure, then such proposal shall not be eligible for consideration at the meeting and such determination shall be conclusive and binding upon Sunoco and its shareholders.

15.	Q:	What is Sunoco’s process for nominating director candidates?
A:	The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and reviews and approves all director nominees recommended to shareholders for election at the annual meeting. Director candidates may be identified by current directors of the Company, as well as by a third-party search firm and shareholders. Except in limited and special circumstances approved by the independent directors of the Board, Sunoco’s mandatory director retirement policy requires directors to retire at the annual meeting following their 72nd birthday.

The Governance Committee has a process to identify and review qualified individuals to stand for election, and recommends potential director candidates to the full Board. This process is described on page 3 of this proxy statement, and also in the Governance Committee Charter, which can be found on Sunoco’s web site at www.SunocoInc.com. Question 16, below, describes the process for shareholder nominations of director candidates.

The Governance Committee has the authority to independently engage the services of a third-party search firm, or other consultant, to assist in identifying and screening potential director nominees, and has engaged a third-party search firm to do so. The Governance Committee and the Board consider various factors in recommending potential new directors, or the continued service of existing directors, which are described on page 3 of this proxy statement under “Item 1. Election of Directors,” “Process for Identifying and Evaluating Nominees for Director.”

As part of its director selection process, the Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board. Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity. The Board and the Governance Committee annually review the inventory of director skill sets currently represented on the Board, as well as those skill sets that are desired in potential new directors. The process includes a consideration of Sunoco’s strategic direction, as well as potential gaps in knowledge and/or skills that could be created by anticipated director retirements in light of Sunoco’s mandatory director retirement policy. This analysis assists the Committee and the Board in focusing on the skill sets integral to achieving Sunoco’s strategic enterprise goals.

Irene Britt and Bill Easter are standing for election by shareholders as directors for the first time. They were elected as directors by the Board of Directors effective November 30, 2011. At that time, the Governance Committee and the Board had as an objective adding members to the Board with experience in various skill sets, including retail marketing/convenience retailing/brand management experience and logistics/pipeline/distribution experience. The Committee retained a third-party search firm to assist in identifying potential director candidates, which search firm identified Ms. Britt and Mr. Easter. The Governance Committee, which is made up of independent directors, vetted these two individuals through the same process as other potential director candidates, including an extensive due diligence process. The Governance Committee recommended and the full Board approved Ms. Britt’s and Mr. Easter’s election to the Board on November 30, 2011. For the 2012 Annual Meeting, based on discussions described on page 3 under “Item 1. Election of Directors,” the Board is recommending Ms. Britt and Mr. Easter to serve as a director of the Company.

16.	Q:	Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting in writing the name and supporting information to the Governance Committee of the Board of Directors, c/o Senior Vice President, General Counsel and Corporate Secretary, at Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. To be considered at the 2013 Annual Meeting, any shareholder recommendations of potential director nominees (whether the proposed nomination is intended to be included in Sunoco’s proxy statement or presented from the floor of the annual meeting) must be received no earlier than December 1 and no later than December 31 prior to the annual meeting at which such nomination is intended to be considered. However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary of the preceding year’s annual meeting, or delayed more than 60 days after such anniversary date, such proposal must be submitted in writing at least 120 days but not more than 150 days prior to the annual meeting. The proposal must be accompanied by:

•	the name, residence and business addresses of the nominating shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made);

•	a representation that the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) is a record holder or beneficial owner of Sunoco stock and the number of shares held;

•

a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made), including derivatives, hedged positions and all other direct or indirect economic or voting interests;

•

a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the 2013 Annual Meeting to nominate the individual(s), if the nominations are to be made at a meeting of shareholders;

•	a representation as to whether the shareholder intends to deliver a proxy statement to Sunoco’s other shareholders;

•	information regarding each nominee which would be required to be included in a proxy statement;

•

a detailed description of any and all direct or indirect arrangements or understandings during the past three years between and among the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) and each and every nominee and their respective affiliates and associates, or others acting in concert therewith;

•

a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and

•	the written consent of each nominee to serve as a director, if elected.

17.	Q:	How can shareholders communicate with Sunoco’s directors? How can interested persons with concerns communicate with Sunoco’s directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Presiding Director, any committee chairperson, any of Sunoco’s directors, or the Board of Directors by writing to the director, the Presiding Director, committee chairperson or the Board in care of Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, at Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. Communications received are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2011 as a result of communications from shareholders.

Interested persons with concerns may communicate issues to Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a days, seven days a week.

18.	Q:	I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?
A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (certain shareholders who share the same address may receive only one copy of the proxy statement and annual report). This practice is designed to reduce printing and postage costs. If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker, bank or other nominee. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker, bank or other nominee. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker, bank or other nominee.

19.	Q:	How much will this proxy solicitation cost?
A:	Sunoco bears the cost of soliciting your vote. Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $9,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

20.	Q:	Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2012 Annual Meeting of Shareholders to be held on Thursday, May 3, 2011 at 9:30 a.m. Central Time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Sunoco believes that during 2011 all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required.

By Order of the Board of Directors,

Stacy L. Fox

Senior Vice President,

General Counsel and Corporate Secretary

Philadelphia, PA

March 14, 2012

Sunoco, Inc.

Visit our web site

www.SunocoInc.com

002CSN0632

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern U.S. Time, on May 2, 2012.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/SUN
• Follow the steps outlined on the secured website.

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

 • Call toll free 1-800-652-VOTE (8683) within

    the USA, US territories & Canada any time on

    a touch tone telephone. There is NO CHARGE

    to you for the call.

 • Follow the instructions provided by the

    recorded message.

* SunCAP participants please refer to reverse side.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR Proposals (1), (2),					+
and (3) and AGAINST Proposal (4).

1. Election of Directors:	01 - I.C. Britt 06 - J.P. Jones, III	02 - C.C. Casciato 07 - J.G. Kaiser	03 - W.H. Easter, III 08 - B.P. MacDonald	04 - G.W. Edwards 09 - J.K. Wulff	05 - U.O. Fairbaim

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2012.	☐	☐	☐	4.	Shareholder Proposal Regarding Equity Awards, if such proposal is property presented at the meeting.	☐	☐	☐

3.	Advisory Vote to approve named executive officer compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Please check ONLY if you plan to attend the 2012 Annual Meeting. Admission tickets are required and will be mailed to you.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X S U N 1	+

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to be held on May 3, 2012 at 9:30 a.m. Central Time. The proxy statement and Annual Report on Form 10-K are available at www.edocumentview.com/SUN.

In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 11:59 p.m. Eastern U.S. Time on Monday, April 30, 2012.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sunoco, Inc.

1818 Market Street

Suite 1500

Philadelphia, PA 19103

THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 3, 2012 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints M.J. COLAVITA and S.L. FOX and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2012 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the matter designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR Proposals (1), (2), and (3), and AGAINST Proposal (4). SunCAP shares will be voted in accordance with the terms of that plan.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.